Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPRING STREET HOTEL OPCO II LLC

a Delaware limited liability company

Dated as of August 22, 2016

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME, EXCEPT IN COMPLIANCE WITH (a) THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE LAWS, RULES AND REGULATIONS AND (b) THE OTHER TRANSFER RESTRICTIONS SET FORTH HEREIN.

(i)

TABLE OF CONTENTS (CONT.)

(ii)

TABLE OF CONTENTS (CONT.)

(iii)

EXHIBITS

Exhibit A	-	Description of Property
Exhibit B	-	Due Diligence Expenses
Exhibit C	-	Members; Percentage Interest; Capital Contributions
Exhibit D	-	Approved Budget and Approved Business Plan
Exhibit E	-	Form of Reimbursement Agreement
Exhibit F	-	Form of Property Management Agreement
Exhibit G	-	Reporting Requirements

(iv)

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPRING STREET HOTEL OPCO II LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”), made and entered into as of August 22, 2016, by and among TWC SPRING OPCO LLC, a Delaware limited liability company (together with any of its permitted successors and assigns admitted as Members hereunder in accordance with this Agreement, the “TWC Member”), and TRS LEASING, INC., a Virginia corporation (together with any of its permitted successors and assigns admitted as Members hereunder in accordance with this Agreement, the “Condor Member”).

R E C I T A L S:

WHEREAS, the parties hereto hereby confirm the formation of Spring Street Hotel OpCo II LLC (the “LLC”) pursuant to the provisions of the Delaware Limited Liability Company Act, Delaware Code, Title 6, Section 18-101, et seq., as amended from time to time (the “Act”) and that certain Certificate of Formation of the LLC filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 19, 2016 (the “Certificate of Formation”);

WHEREAS, DB Hotel Atlanta, LLC, a Florida limited liability company (“Seller”) and Three Wall Capital LLC, a Delaware limited liability company are parties to that certain Purchase and Sale Agreement, dated as of May 19, 2016 (as amended from time to time, the “Purchase Agreement”), pursuant to which among other things, an Affiliate of the LLC, Spring Street Hotel Property LLC, a Delaware limited liability company (the “Property Owning Affiliate”), of which Spring Street Hotel Property II LLC, a Delaware limited liability company, is the sole equity member, will acquire fee title to the land, improvements and real property presently operating as the Aloft Atlanta Downtown Hotel, located at 300 Spring Street, Atlanta, Georgia, which property is more particularly described on Exhibit A attached hereto (the “Hotel” or the “Property”). The Property Owning Affiliate will enter into an Operating Lease of the Property with Spring Street Hotel OpCo LLC, a Delaware limited liability company (“Operating Tenant”), which is a subsidiary of the LLC; and

WHEREAS the parties hereto desire to enter into this Agreement in order to set forth their respective rights and obligations as Members effective as of the date hereof and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and the promises contained herein (the receipt and sufficiency of which being hereby acknowledged), the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement:

“Act” has the meaning ascribed thereto in the Recitals of this Agreement, as the same is in effect from time to time and shall include any corresponding provision or provisions of any succeeding law.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account, as of a specified time, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is obligated to restore or deemed obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Additional Capital Contributions” has the meaning ascribed thereto in Section 9.1.

“Administrative Member” means the TWC Member, in its capacity as the administrative member of the LLC, or any other Person that becomes the Administrative Member of the LLC in accordance with the terms of this Agreement.

“Affiliate” means, with respect to a specified Person, (a) a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person, (b) any Person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity, (c) any Person that directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest, and (d) the spouse, issue or parent of the specified Person.

“Affiliate Agreement” means any Agreement or contract between the LLC or any Subsidiary, on the one hand, and the Administrative Member or any Affiliate of the Administrative Member, on the other hand.

“Agreement” means this Limited Liability Company Agreement and all Exhibits referred to herein and attached hereto, each of which is made a part hereof, as further amended and in effect from time to time, as the context requires.

“Approved Accountants” means a nationally recognized firm of certified public accountants selected by Condor Member to be engaged by the LLC to provide accounting and related services to the LLC from time to time. The Approved Accountants may be nationally recognized firm of certified public accountants used by Condor Member for its accounting, which is currently KPMG LP.

“Approved Budget” has the meaning ascribed thereto in Section 6.3.3.

“Approved Business Plan” has the meaning ascribed thereto in Section 6.3.3.

“Approved Pre-Effective Date Costs” means the out-of-pocket expenses heretofore incurred by each Member on account of due diligence, environmental and land use studies and other pre-development costs related to the Property as set forth on the closing statement approved by the Condor Member and the TWC Member in connection with the acquisition of the Property.

“Available Cash” for any period means the sum of (a) all cash receipts of the LLC or any Subsidiary from any source (other than Net Capital Transaction Proceeds) during such period, plus (b) all cash, cash equivalents or similar funds of the LLC or any Subsidiary as of the beginning of such period (including any returned from Reserves), less (c) the LLC Costs actually paid in cash during such period, less (d) the amount of Reserves held by or on behalf of the LLC or any Subsidiary as of the end of such period and any amount required to fund any Reserves during such period.

“Available Cash Shortfall of TWC OpCo Member” for a Fiscal Year shall mean the excess, if any, of the Target Distribution Amount for the Fiscal Year over the total of the actual distributions to TWC Member pursuant to Section 5.1.1(b) for the same Fiscal Year. The “Target Distribution Amount” for any Fiscal Year shall mean the Applicable Ratio multiplied by the full amount of the TWC Member’s Minimum Preferred Return for the Fiscal Year. The “Applicable Ratio” means the percentage representing the aggregate distributions made to Condor Member pursuant to Section 5.1.1(a) for the Fiscal Year divided by the full amount of the Condor Member’s Minimum Preferred Return for the Fiscal Year. For example, if the full amount of Condor Member’s Minimum Preferred Return for a Fiscal Year were $600,000.00 and the aggregate distributions to the Condor Member pursuant to Section 5.1.1(a) were $400,000.00, the Applicable Ratio would be 66.67%. If the full amount of the TWC Member’s Minimum Preferred Return for a Fiscal Year were $150,000.00, the Target Distribution Amount would be $100,000.00 (66.67% of $150,000.00), and if the actual distributions to TWC Member pursuant to Section 5.1.1(b) for the same Fiscal Year is zero (0), making the Available Cash Shortfall of TWC OpCo Member for that Fiscal Year $100,000.00.

“Bankruptcy Act” means the United States Bankruptcy Reform Act of 1978, as amended, or any successor Bankruptcy Act, and the rules promulgated thereunder.

“Bankruptcy Action” means, with respect to any Person, if such Person (a) makes an assignment for the benefit of creditors, (b) files a voluntary petition in bankruptcy, (c) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (g) if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within one hundred twenty (120) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within one hundred twenty (120) days after the expiration of any such stay, the appointment is not vacated. The foregoing definition is intended to replace and shall supersede and replace the definition of “bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Books and Records” has the meaning ascribed thereto in Section 10.1.

“Budget” has the meaning ascribed thereto in Section 6.3.2.

“Budget Overruns Provision” has the meaning ascribed thereto in Section 6.3.2.

“Business Day” means any day on which commercial banks are authorized to do business and are not required by law or executive order to close in New York, New York.

“Business of the LLC” means the purpose of the LLC as described in Section 2.6.1.

“Business Plan” has the meaning ascribed thereto in Section 6.3.1.

“Buy-Out Deposit” has the meaning ascribed hereto in Section 13.1.2.

“Buy-Out Price” has the meaning ascribed thereto in Section 13.1.1.

“Buy-Sell Closing” has the meaning ascribed thereto in Section 13.4.

“Buy-Sell Election Notice” has the meaning ascribed thereto in Section 13.1.2.

“Buy-Sell Election Period” has the meaning ascribed thereto in Section 13.1.2.

“Buy-Sell Escrow Agent” has the meaning ascribed thereto in Section 13.1.2.

“Buy-Sell Non-Triggering Member” has the meaning ascribed thereto in Section 13.1.1.

“Buy-Sell Notice” has the meaning ascribed thereto in Section 13.1.1.

“Buy-Sell Right” has the meaning ascribed thereto in Section 13.1.

“Buy-Sell Triggering Member” has the meaning ascribed thereto in Section 13.1.1.

“Capital Account” means the capital account of a Member maintained in accordance with Section 3.5.1 hereof.

“Capital Call Notice” has the meaning ascribed thereto in Section 9.1.

“Capital Contribution(s)” means the total amount of any cash contributed to the LLC by or on behalf of a Member in accordance with the provisions of this Agreement, including Closing Contributions and Additional Capital Contributions.

“Capital Contribution Balance” of a Member as of a particular date means the total Capital Contributions made by the Member on or prior to that date, less any distributions received by the Member under Section 5.1.2 prior to that date, but not less than zero (0).

“Capital Transaction” means (a) the sale of any portion of the LLC Property (whether the same is structured as a sale of the LLC Property or the equity interest in the Property Owning Affiliate), merger or consolidation of the LLC or any Subsidiary with any other Person, entry into a partnership, limited liability company, joint venture, strategic alliance or sale-leaseback transaction by the LLC or any Subsidiary with any other Person (each a “New Venture”), issuance of any securities publicly or privately by the LLC (other than in connection with a Transfer of an already outstanding interest in the LLC), or conversion into a real estate investment trust, limited partnership or other investment vehicle (each a “REIT Venture”); and (b) any financing or refinancing of any debt encumbering all or any portion of the LLC Property or the interests in any Subsidiary.

“Certificate of Formation” has the meaning ascribed thereto in the Recitals of this Agreement, as the same may be amended from time to time.

“Closing Date” means the date when the Property Owning Affiliate acquire fee title to the Property.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

“Compliance Expenses” means expenses required on an immediate basis to avoid any criminal or civil liability on the part of the LLC or any Subsidiary respecting activities at the Property, unless the criminal liability to be avoided arises out of the failure to comply with fire or life safety legal requirements at the Property.

“Condor Guarantor” means at Condor Member’s option either (a) Condor Member and/or Affiliates of Condor Member having as of the date of a Guaranty either individually or in the aggregate shareholder’s total equity and/or Net Worth of at least $27,000,000.00, as reported on its last financial statement prepared prior to the date of the Guaranty, or (b) Condor Member and Condor Hospitality Trust, Inc., a Maryland corporation.

“Condor Member” has the meaning ascribed thereto in the Preamble.

“Condor Property Owner Parent Member” means Supertel Limited Partnership, a Virginia limited partnership.

“Confidential Information” has the meaning ascribed thereto in Section 15.16.1.

“Control”, or any derivation thereof, when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person; provided that a Person may still have control of a specified Person notwithstanding that one or more third parties may have rights to participate in major decisions of the specified Person.

“Cram-Down Contribution” has the meaning ascribed thereto in Section 9.2.

“Curative Action” has the meaning ascribed thereto in Section 6.4.

“Declining Member” has the meaning ascribed thereto in Section 9.2.

“Declining Member Shortfall” has the meaning ascribed thereto in Section 9.2.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to LLC Property for such Fiscal Year or other period for U.S. federal income tax purposes; provided, however, that if the Gross Asset Value of LLC Property differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined by the Administrative Member in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) and 1.704-3(c).

“Dissolution” means, with reference to the LLC, the earlier to occur of the date upon which the LLC (a) is terminated under the Act, or any similar provision enacted in lieu thereof or (b) is otherwise dissolved pursuant to Section 11.1.

“Distributions” has the meaning ascribed thereto in the definition of Internal Rate of Return.

“Emergency” has the meaning ascribed thereto in Section 6.3.1.

“Emergency Expenses” means expenses reasonably required on an immediate basis to avoid or mitigate an Emergency.

“Entire LLC Interest” means, with respect to any Member, such Member’s LLC Interest and any other liability of the LLC to said Member for which the Member would receive payment under Section 11.4 if the LLC were liquidated.

“Equivalent Subsidiary Positions” has the meaning set forth in Section 6.10.1.

“Fire/Life Safety Emergency” has the meaning set forth in Section 6.3.1.

“Fiscal Year” means the taxable year of the LLC, which, except as provided by the Code, shall begin on January 1 and end on December 31, or such other taxable year as required by Section 706(b) of the Code, or any part thereof for the first and last taxable years of the LLC.

“Franchise Agreement” means the agreement of the Operating Tenant with the Franchisor for the branded operation of the Property.

“Franchisor” initially means The Sheraton LLC, and if the branding of the Property is changed, the new franchisor.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the LLC shall be the fair market value of such asset as determined by the Administrative Member;

(b) the Gross Asset Value of each LLC asset shall be adjusted to equal its respective gross fair market value as of the following times: (1) the acquisition of an additional LLC Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the LLC to a Member of more than a de minimis amount of LLC assets as consideration for a LLC Interest; or (3) the liquidation of the LLC within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (1) and (2) above shall be made only if the Administrative Member determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the LLC;

(c) the Gross Asset Value of any LLC asset distributed to any Member shall be the fair market value of such asset on the date of distribution as determined by the Administrative Member;

(d) the Gross Asset Values of LLC assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that the Gross Asset Values of LLC assets shall not be adjusted pursuant to this clause (d) to the extent the Administrative Member determine that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b), or (c) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation deductions taken into account with respect to such asset for purposes of computing the LLC’s taxable income.

“Guarant(y)(ies)” has the meaning ascribed thereto in Section 6.11.2.

“Hotel” has the meaning ascribed thereto in the Recitals.

“Indemnitee” has the meaning ascribed thereto in Section 12.1.

“Immediate Decisions” has the meaning ascribed thereto in Section 6.6.

“Internal Rate of Return” means, as to any Member, a specified internal rate of return that, when used as a discount rate, causes the sum of the present value of all of the cash inflows (i.e., Distributions received by such Member) to equal the sum of the present value of all of the cash outflows (i.e., Capital Contributions made to the LLC by such Member) accruing from it. “Distributions” means distributions of Available Cash and Net Capital Transaction Proceeds received by the applicable Member from the LLC; provided, however, that any distributions to any Non-Declining Member in repayment of any Member Loan shall not constitute Distributions.

In determining the Internal Rate of Return, the following shall apply:

(a) All Internal Rates of Return shall be calculated on a compounded quarterly basis.

(b) All Distribution amounts shall be based on the amount of the Distribution prior to the application of any federal, state or local taxation to Members (including any withholding or deduction requirements).

(c) The Internal Rate of Return calculations shall use the methodology of the XIRR function of the Microsoft Excel 2007 computer program (with daily cash inflows and daily cash outflows), or its functional equivalent.

(d) All Capital Contributions shall be treated as having been contributed to the LLC on the last day of the month on which a Member’s funds (or funds advanced on behalf of such Member) were actually delivered to the LLC.

(e) All Distributions shall be treated as having been received by the applicable Member on the last day of the month on which such Member actually receives such Distribution.

“LLC” has the meaning ascribed thereto in the Recitals.

“LLC Costs” means all of the costs and expenditures of any kind and payments thereof actually made by or on behalf of the LLC or any Subsidiary in cash during any period with respect to their operations which are specified or reflected in the Approved Budget then in effect or approved as a Major Decision or otherwise permitted under the terms of this Agreement, other than Net Capital Transaction Costs.

“LLC Interest” or “Interest” means an ownership interest in the LLC.

“LLC Property” means any direct or indirect assets of the LLC, whether tangible or intangible, or any portion thereof, including its leasehold interest in the Property.

“Leasehold Valuation” has the meaning ascribed thereto in Section 13.1.1.

“Lender” initially means LoanCore Capital, LLC or an affiliate thereof, and any other lender, and their respective successors and assigns or any other holder, from time to time, of the Loan.

“Loan” means that certain senior mortgage loan made by Lender in connection with the Acquisition, (2) following a refinancing of such mortgage loan, such other debt facilities as may be provided by a third party debt provider in place thereof, (3) a mezzanine loan obtained by any Subsidiary of the LLC, and (4) following a refinancing of such mezzanine loan, such other debt facilities as may be provided by a third party debt provider in place thereof.

“Loan Documents” mean any loan Agreement, promissory note or other evidence of indebtedness evidencing the Loan and all mortgages and security Agreements, assignments, financing statements, pledges, collateral security Agreements and any other Agreements delivered in connection with the Loan, and any replacement, renewal, extension, substitution, addition, supplement, amendment or modification of any of the foregoing.

“Loan/Franchise Default” has the meaning ascribed thereto in Section 6.4.

“Loan Guarant(y)(ies)” has the meaning ascribed thereto in Section 6.13.1.

“Major Decisions” has the meaning ascribed thereto in Section 6.4.

“Members” mean, collectively, all Persons who hold LLC Interests. Reference to a “Member” shall be to any one of the Members.

“Member Loan” has the meaning ascribed thereto in Section 9.2.

“Minimum Preferred Return” of a Member for a Fiscal Year means an amount equal to ten percent (10.0%) per annum on the Member’s Capital Contribution Balances for the various parts of the Fiscal Year on the basis of a three hundred sixty-five (365) day year, taking into account the actual number of days elapsed, prorated for any partial Fiscal Year based upon the number of days in that Fiscal Year. For example, if Condor Member’s Capital Contribution Balances for a Fiscal Year were $6,000,000.00 for the first 300 days of the Fiscal Year and $6,500,000 for the last 65 days of the Fiscal Year, the Condor Member’s Minimum Preferred Return for the Fiscal Year would be 10% of $6,000,000.00=$600,000.00 multiplied by 300/365=$493,150.68, plus 10% of $6,500,000.00= $650,000.00 multiplied by 65/365=$115,753.42, or a total of $608,904.10.

“Necessary Expenses” means all real property taxes and assessments; all casualty, liability, and business interruption insurance required by any Lender or the Franchisor; franchise fees and expenses; utility charges; repair and improvements required by applicable legal requirements;

“Net Capital Transaction Costs” means the sum of (a) any amounts expended by the LLC to repair or replace any part of the LLC Property taken or destroyed as a result of any casualty or condemnation, (b) any other obligations of the LLC or any Subsidiary due as a result of such Capital Transaction and (c) attorneys’ fees and other third party costs incurred in connection with such Capital Transaction.

“Net Capital Transaction Proceeds” means the proceeds from any Capital Transaction less all Net Capital Transaction Costs paid in connection therewith.

“Net Operating Income” means for a period (a) the Earnings Before Interest, Taxes, Depreciation, and Amortization of the Property (as defined and determined in accordance with the Uniform System, and as shown on Summary of Operating Statement (Owner) on page 4 of the current Uniform System) for that period, less (b) the Reserves for that period (including a Reserve of at least four percent (4%) of Operating Revenue (as defined and determined in accordance with the Uniform System, and as shown on Summary of Operating Statement (Owner) on page 4 of the current Uniform System).

“Net Worth” shall mean, as of a given date, with respect to a Person, (x) the total assets of such Person (including the amount of uncalled capital commitments required from the constituent limited partners or members of such Person) as of such date less (y) such Person’s total liabilities as of such date, determined in accordance with GAAP.

“Non-Declining Member” has the meaning ascribed thereto in Section 9.2.

“Notice(s)” has the meaning ascribed thereto in Section 15.4.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that are maintained by the U.S. Treasury Department, Office of Foreign Development Assets Control, pursuant to applicable law, including, without limitation, trade embargo, economic sanctions or other prohibitions imposed by the Executive Order of the President of the United States. As of the date hereof, the OFAC List is accessible through the internet website www.treas.gov/ofac/downloads/t11sdn.pdf.

“OFAC/Patriot Act Laws” means all anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and/or government guidance, including, without limitation, the reporting, record-keeping and compliance requirements of the Bank Secrecy Act, as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and related Securities and Exchange Commission or other agency rules and regulations related thereto.

“Operating Lease” means the operating lease entered into or to be entered into by the Property Owning Affiliate, as landlord, and Operating Tenant, as tenant, as it may be amended.

“Operating Tenant” has the meaning ascribed thereto in the Recitals.

“Option” has the meaning ascribed thereto in Section 13.5.1.

“Option Agreement” means that certain Option Agreement granted to Seller pursuant to the terms of the Purchase and Sale Agreement, with respect to a portion of the Property.

“Option Deposit” has the meaning ascribed thereto in Section 13.5.2.

“Optioned Interest” has the meaning ascribed thereto in Section 13.5.1.

“Partnership Representative” has the meaning ascribed thereto in Section 10.4.2.

“Percentage Interest” means, initially, eighty percent (80%) for the Condor Member and twenty percent (20%) for the TWC Member, and with respect to any Member at any time on and following the Closing Date, such Member’s LLC Interest expressed as a percentage, obtained by dividing the Capital Contributions made by such Member by the Capital Contributions made by all Members, as adjusted from time to time as provided in Section 9.2.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, unincorporated organization, trust, governmental or regulatory body or other entity.

“Plan Asset Regulation” means U.S. Department of Labor Regulation § 2510.3-101.

“Profits” and “Losses” means, for any period, an amount equal to the LLC’s taxable income, gain or loss for such year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the LLC that is exempt from federal income tax or otherwise described in Section 705(a)(1)(B) of the Code and not otherwise taken into account shall be added to such taxable income or loss;

(b) Any expenditure of the LLC described in Section 705(a)(2)(B) of the Code and non-deductible syndication costs described in Section 709 of the Code and not otherwise taken into account shall be subtracted from such taxable income or loss;

(c) If the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, in lieu of depreciation, amortization and other cost recovery deductions, there shall be taken into account Depreciation for such period, and in lieu of a gain or loss resulting from disposition of LLC property and taken into account in computing taxable income or loss, there shall be taken into account gain or loss computed by reference to the Gross Asset Value of such LLC property rather than its adjusted basis for federal income tax purposes; and

(d) Items of income, gain, loss or deduction that are specifically allocated pursuant to Section 4.2 shall not be taken into account in calculating Profits and Losses.

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition under Federal law or Executive Order of the President of the United States of America.

“Property” has the meaning ascribed thereto in the Recitals.

“Property Management Agreement” means any property management agreement in respect of the Property or any portion thereof entered into in accordance with the terms of this Agreement.

“Property Manager” means any property manager for the Property pursuant to the Property Management Agreement, as such property manager shall be selected from time to time in accordance with the terms of this Agreement. The initial Property Manager shall be Boast Hotel Management Company LLC, an Affiliate of TWC Member and controlled by TWC Principal.

“Property Owner Member” means Spring Street Hotel Property II LLC, a Delaware limited liability company.

“Property Owner Member Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Property Owner Member, as it may be amended.

“Property Owning Affiliate” has the meaning ascribed thereto in the Recitals.

“Purchase Agreement” has the meaning ascribed thereto in the Recitals.

“Qualified Broker” shall mean a licensed commercial real estate broker possessing at least ten (10) years of experience ending on the date of appointment advising on the sale or net lease of urban hospitality properties substantially similar in size, operating standard, and STR segment and market area to the Hotel, and who is unaffiliated with the Members or their respective Affiliates.

“Qualified Organization” has the meaning set forth in Section 514(c)(9)(C) of the Code or any successor provision of similar import.

“Reimbursement Agreement” has the meaning ascribed thereto in Section 6.13.1.

“REIT” means Condor Hospitality Trust, Inc., a Maryland corporation.

“Reserves” means funds set aside by the Administrative Member as reserves in amounts reasonably determined by the Administrative Member, in the Approved Business Plan, the Approved Budget or otherwise, that are necessary or prudent in the best interests of the LLC and the Subsidiaries (as reasonably determined by the TWC Member) for future costs, expenses and payments not likely to be covered out of any other account of the LLC or any Subsidiary, including possible (a) capital expenditures and improvements and allowances in respect of the Property and (b) escrow or reserve requirements under the Loan Documents.

“Secretary of State” has the meaning ascribed thereto in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Help Notice” has the meaning ascribed thereto in Section 6.4.

“Sell-Out Deposit” has the meaning ascribed hereto in Section 13.1.3.

“Sell-Out Price” has the meaning ascribed thereto in Section 13.1.1.

“Seller” has the meaning ascribed thereto in the Recitals.

“SP Member” has the meaning ascribed thereto in Section 8.1.2.

“Subsidiary” means (a) any entity Controlled, directly or indirectly, by the LLC, and (b) the Property Owning Affiliate and its sole member.

“Tax Matters Partner” has the meaning ascribed thereto in Section 10.4.

“Transfer” has the meaning ascribed thereto in Section 8.1.1.

“Treasury Regulations” means the Treasury Regulations, including temporary regulations, promulgated under the Code by the Internal Revenue Service.

“TWC Event of Default” means a TWC Event of Default as defined in the Property Owner Member Limited Liability Company Agreement.

“TWC Guarantor” means (a) TWC Member and/or Affiliates of TWC Member, together with TWC Principal, having as of the date of a Guaranty either individually or in the aggregate shareholder’s total equity and/or Net Worth of at least $6,125,000.00, as reported on its last financial statement prepared prior to the date of the Guaranty, and (b) TWC Principal.

“TWC Member” has the meaning ascribed thereto in the Preamble.

“TWC OpCo Member Event of Default” means the occurrence of any of the following events:

(a) any Bankruptcy Action of the TWC Member or TWC Principal with respect to any Subsidiary or the LLC, or the TWC Member or TWC Principal; or

(b) a Transfer by, or with respect to, the TWC Member of its direct or indirect LLC Interests in violation of Article 8; or

(c) a breach of this Agreement by TWC Member in its capacity as the Administrative Member, after written notice and reasonable opportunity to cure (if the matter giving rise to such event is reasonably susceptible to cure), not to exceed five (5) Business Days in the case of any matter that can be cured by payment of money, and one hundred twenty (120) days in the case of any matter that is non-monetary in nature, subject to reasonable extension if the matter is affected by the occurrence of Force Majeure);

(d) the TWC Member or any of its direct or indirect principals, officers, directors or its or their respective Affiliates (including Property Manager) commits fraud, gross negligence, or willful misconduct in connection with the LLC or the Property or a criminal act; provided, that, any of the acts or events described in this clause (d) shall not constitute a “TWC OpCo Member Event of Default” if (1) no TWC Principal had any actual knowledge of the occurrence thereof, (2) such person’s employment with the TWC Member or its Affiliates is terminated, (3) TWC Member and Property Manager adopt commercially reasonable practices to mitigate the risk of such occurrence happening, and (4) the TWC Member makes the LLC whole for any losses within 30 days from discovery;

(e) the termination of the Property Management Agreement, but only if the termination is based on an act of fraud, criminal conduct, misappropriation of funds, or willful misconduct of the manager in connection the management and operation of the Property; or

(f) a TWC Event of Default occurs.

“TWC OpCo Shortfall” means for the period commencing on the Closing Date and ending on the date of closing of either (x) the sale of TWC Member’s Entire LLC Interest pursuant to exercise by Condor Member of its option to purchase under Section 13.5, or (y) a Capital Transaction, the sum of the Available Cash Shortfall of TWC OpCo Member, if any, for all Fiscal Years and partial Fiscal Years in that period.

“TWC Principal” means Alan Kanders.

“TWC Property Owner Parent Member” means Supertel Limited Partnership, a Virginia limited partnership.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, 2013, as published by the Educational Institute of the American Hotel & Lodging Association, or any later edition, revision or replacement thereof.

“U.S.” means the United States of America.

1.2 Construction. Words used herein, regardless of the number or any gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof. References herein to any Article, Section or Exhibit shall be to an Article, a Section or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The word “or” is not exclusive. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE 2

THE LLC AND ITS BUSINESS

2.1 Formation of LLC; Admission of Members. The LLC was formed pursuant to the provisions of the Act by executing and delivering the Certificate of Formation to the Secretary of State in accordance with and pursuant to the Act. The Members hereby confirm the formation of the LLC as a limited liability company pursuant to the Act and that this Agreement shall constitute the operating Agreement of the LLC. The Administrative Member shall take such actions as may from time to time be necessary or appropriate under the laws of the State of Delaware with respect to the formation, operation and continued good standing of the LLC as a limited liability company. The Members shall execute, file and record any amendments to the Certificate of Formation and any other documents that, in the reasonable opinion of the Administrative Member, may be required or appropriate under the laws of the State of Delaware and New York with respect to the formation, operation and continued good standing of the LLC as a limited liability company. The rights and liabilities of the Members, the management of the affairs of the LLC and the conduct of its business shall be as provided in the Act, except as herein otherwise expressly provided. The existence of the LLC as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act and this Agreement.

2.2 Name. The name of the LLC is “SPRING STREET HOTEL OPCO II LLC”. The Members shall operate the Business of the LLC under such name or use such other or additional names as selected by the Administrative Member.

2.3 Principal Office. The LLC shall maintain its principal place of business at c/o Three Wall Capital LLC, 1194 Kendrick Road NE, Atlanta, GA 30319 Attn: Alan Kanders, or at such other location in the United States as the Administrative Member may determine from time to time; provided that notice of such new location is given to the Condor Member.

2.4 Registered Office and Registered Agent. The address of the registered office of the LLC in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904. The address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904. The name of its registered agent at such address is National Corporate Research, Ltd. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

2.5 Term. The existence of the LLC shall commence on the date of the filing of the Certificate of Formation with the Secretary of State and continue until the LLC is terminated or dissolved sooner, in accordance with the provisions of this Agreement or by law.

2.6 Business and Purpose of the LLC.

2.6.1 The business purpose of the LLC (the “Business of the LLC”) is limited solely to engaging in the following activities:

(a) Acquiring through the Operating Tenant a leasehold interest in the Property and to, directly or indirectly, own, hold, sublease, sell, transfer, exchange, and finance its leasehold interest, and improve, renovate, develop, redevelop, operate and manage the Property; and

(b) transacting any and all lawful business for which a limited liability company may be organized under the Act that is incident, necessary or appropriate to accomplish the foregoing including, contracting for necessary or desirable services of attorneys, accountants and other professionals.

2.6.2 The LLC shall not commingle its funds with those of any Affiliate or any other Person. Funds and other assets of the LLC shall be separately identified and segregated. All of the LLC’s assets shall at all times be held by or on behalf of the LLC, and, if held on behalf of the LLC by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the LLC. The LLC shall maintain its own separate bank accounts, payroll and books of account.

2.6.3 The LLC shall pay from its own assets (including contributions by the Members) all obligations of any kind incurred by the LLC.

2.6.4 The LLC shall take all appropriate action necessary to ensure its existence as a limited liability company in good standing under the laws of the State of Delaware and shall otherwise comply with all formalities required by the Act.

2.6.5 The LLC shall at all times hold itself out to the public (including any Affiliate’s creditors) as a separate and distinct entity operating under the LLC’s own name, and the LLC shall act solely in its own name and through its own authorized agents, and the LLC shall correct any known misunderstanding regarding the LLC’s status as a separate and distinct entity.

2.7 Ownership and Management of Subsidiaries. The parties hereto acknowledge that in carrying out the purposes and powers of the LLC described in Section 2.6, it may be necessary or desirable to directly or indirectly cause any Subsidiary to take such action, including executing and delivering Agreements or documents in such Subsidiary’s name. The provisions of this Agreement regarding the management and governance of the LLC shall also apply to the management and governance of the Subsidiaries, whether the Subsidiaries are managed or controlled directly or indirectly by the LLC as a member, partner, stockholder or otherwise. Any action to be taken by any such Subsidiary shall be construed as an action taken by the LLC and shall be subject to the same rights and limitations granted to and imposed on the Members under this Agreement.

ARTICLE 3

MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

3.1 Names and Addresses of Initial Members. The addresses of the Members who are Members on the date hereof are:

3.1.1 Condor Member: c/o Condor Hospitality Trust, Inc., 14800 Montgomery Lane, Suite 220, Bethesda, MD 20814, Attn: Jonathan Gantt, Senior Vice President, Chief Financial Officer.

3.1.2 TWC Member: c/o Three Wall Capital, LLC, 1194 Kendrick Road NE, Atlanta, GA 30319 Attn: Alan Kanders.

3.2 Initial Capital Contributions.

3.2.1 Initial Capital Contributions. The Members acknowledge that (i) the TWC Member and the Condor Member have contributed $[                    ] and $[                    ], respectively as the initial Capital Contributions to the LLC.

3.2.2 Failure of Property Owning Affiliate to Acquire Property. If the purchase of the Property by the Property Owning Affiliate does not occur, the Administrative Member will distribute to each Member within three (3) Business Days after the return by wire transfer of immediately available funds the amount of any initial Capital Contribution it has made to the LLC, and (iii) the LLC shall dissolve.

3.3 Additional Contributions. Upon the making (or deemed making) of any Capital Contributions), the Administrative Member shall update the Books and Records of the LLC to reflect such Capital Contributions. Except as shall be expressly set forth in this Article 3 and Articles 5 and 9 hereof, no Member shall be required or permitted to (a) make any Additional Capital Contributions, (b) make any loan to the LLC or any Subsidiary, or (c) cause to be loaned to such Member any money or other assets of the LLC or any Subsidiary.

3.4 Rights with Respect to Capital.

3.4.1 Return Of Capital Contribution. Except as expressly provided in this Agreement, no Member will have the right: (a) to demand a withdrawal, reduction, or return of its Capital Contribution; (b) to demand property, other than cash, in connection with any distribution by the LLC to the Members; (c) to bring an action for partition against the LLC or any Subsidiary; or (d) to receive any priority over any other Member in connection with any distribution by the LLC to the Members.

3.4.2 No Interest on Capital Contributions. Except as expressly provided in this Agreement, no Capital Contribution of any Member shall bear interest or otherwise entitle the contributing Member to any compensation for use of its Capital Contribution.

3.4.3 Credit to Capital Account. Except as otherwise specified herein, each Capital Contribution by a Member to the LLC pursuant to this Agreement shall be credited to the Capital Account of that Member as of the date such Capital Contribution is received by the LLC from the Member in immediately available funds.

3.5 Capital Accounts.

3.5.1 Maintenance of Capital Accounts. A Capital Account shall be maintained for each Member in accordance with Section 704(b) of the Code and Treasury Regulations Sections 1.704-1(b) and 1.704-2. Each Member’s Capital Account shall initially be equal to its initial Capital Contribution. Each Member’s Capital Account shall be increased by: (i) the amount of such Member’s additional Capital Contributions (if any) to the LLC and (ii) the amount of any profit, income and gain allocated to such Member pursuant to the provisions hereof. Each Member’s Capital Account shall be decreased by: (i) the amount of any losses, deductions and costs allocated to such Member pursuant to the provisions hereof and (ii) the amount of all distributions to such Member including the fair market value of assets distributed (net of liabilities securing such distributed assets that such Member is considered to assume or take subject to) pursuant to the provisions hereof.

3.5.2 Successor to Capital Accounts. If all or a portion of a Member’s Interest is sold, assigned or otherwise transferred in accordance with the terms of this Agreement, then the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

3.5.3 Administration of Capital Accounts. This Section 3.5.3 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such provisions. If the Administrative Member determines that it is prudent to modify the manner in which the Capital Accounts or any charges or credits thereto are computed in order to comply with such provisions, then the Administrative Member may make such modification, where approved by the Condor Member, but only if it is not likely to change distributions to any Member pursuant to Section 5.1 or pursuant to Section 11.4 upon the dissolution of the LLC. The Condor Member shall not unreasonably withhold, condition, or deny its approval of a modification under this Section 3.5.3, if it will not have a material adverse effect on the Condor Member or Condor Hospitality Trust Inc., and failure of the Condor Member to respond to a request for its approval within five (5) Business Days after receipt of the request shall be deemed to be its approval, if the request states in capitalized letters that it is made pursuant to this Section 3.5.3 and that failure to respond within five (5) Business Days shall be deemed to be an approval.

3.5.4 Repayment of Capital Accounts. Notwithstanding any other provision of this Agreement or applicable law to the contrary, no Member shall be required or obligated to repay to the LLC, any Member or any creditor of the LLC any portion of any deficit balance in such Member’s Capital Account.

ARTICLE 4

ALLOCATION OF PROFITS AND LOSSES

4.1 Allocations of Profits and Losses.

4.1.1 After giving effect to Section 4.2, Profits for any Fiscal Year (or portion thereof) not subject to Section 4.1.2 shall be allocated to the Members in the same proportion as Available Cash is distributed (or would be distributed if the LLC’s gross cash receipts during the Fiscal Year were otherwise available for distribution) for the same Fiscal Year (or portion thereof).

4.1.2 After giving effect to Section 4.2, and subject to Section 4.3, Profits for any fiscal year (or portion thereof) for which any Net Capital Proceeds are distributed to the Members shall be allocated to the Members as follows:

(a) First, to the Members pro rata in accordance with their respective Percentage Interests, until the balance in the Members’ respective Capital Accounts (increased for these purposes by each Member’s share of partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(g), and partner nonrecourse debt minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(3)) are equal to an amount that if such amount were distributed in accordance with Section 5.1.2(a) and taking into account all previous distributions under Section 5.1, the Condor Member would realize an Internal Rate of Return equal to 12% (which, for the avoidance of doubt, includes the return of one hundred percent (100%) of the Condor Member’s Capital Contributions to the LLC);

(b) Second, to the Members pro rata in accordance with their respective Percentage Interests, until the balance in the Members’ respective Capital Accounts (increased for these purposes by each Member’s share of partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(g), and partner nonrecourse debt minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(3)) are equal to an amount that if such amount were distributed in accordance with Section 5.1.2(b) and taking into account all previous distributions under Section 5.1, the Condor Member would realize an Internal Rate of Return equal to 15%;

(c) Third, to the Members pro rata in accordance with their respective Percentage Interests, until the balance in the Members’ respective Capital Accounts (increased for these purposes by each Member’s share of partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(g), and partner nonrecourse debt minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(3)) are equal to an amount that if such amount were distributed in accordance with Section 5.1.2(c) and taking into account all previous distributions under Section 5.1, the Condor Member would realize an Internal Rate of Return equal to 20%; and

(d) Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

4.1.3 After giving effect to Section 4.2, Losses for any fiscal year (or portion thereof) shall be allocated to the Members as follows:

(a) First, to the Members who have previously been allocated Profits pursuant to Sections 4.1.1 and 4.1.2(a)-(d), in the reverse order (and in the same ratios) as prior allocations of Profits pursuant to Sections 4.1.1 and 4.1.2(a)-(d), until the aggregate Losses allocated to each such Member pursuant to this Section 4.1.3 are equal to the aggregate Profits allocated to that Member pursuant to Sections 4.1.1 and 4.1.2(a)-(d); and

(b) Second, to the Members pro rata in proportion to their then Percentage Interests.

4.2 Special Allocations.

4.2.1 Minimum Gain Chargeback. If there is a net decrease in partnership minimum gain (within the meaning of Treasury Regulation Section 1.704-2(d)) for a fiscal year, then there shall be allocated to each Member items of income and gain for that year equal to that Member’s share of the net decrease in partnership minimum gain, provided, that if the LLC has any discretion as to an exception set forth pursuant to Treasury Regulation Section 1.704-2(f)(5), the Administrative Member may exercise such discretion on behalf of the LLC. In the event that the application of the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Administrative Member may request that the Internal Revenue Service waive the minimum gain chargeback requirement pursuant to Treasury Regulation Section 1.704-2(f)(4). The foregoing is intended to be a “minimum gain chargeback” provision as described in Treasury Regulation Section 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.

4.2.2 Member Minimum Gain Chargeback. If during a fiscal year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Treasury Regulation Section1.704-2(i)(3)), then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the fiscal year shall, subject to the exceptions in Treasury Regulation Section 1.704-2(i)(4) (including the exceptions analogous to those in Treasury Regulation Section 1.704-2(f)(2), (3) and (5), provided, that if the LLC has any discretion as to the exception set forth pursuant to Treasury Regulation Section 1.704-2(f)(5) as made applicable by Treasury Regulation Section 1.704-2(i)(4), the Administrative Member may exercise such discretion on behalf of the LLC), be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the partner nonrecourse debt minimum gain. In the event that the application of the partner nonrecourse debt minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Administrative Member may request that the Internal Revenue Service waive the minimum gain chargeback requirement pursuant to Treasury Regulation Section 1.704-2(f)(4) and 1.704-2(i)(4). The foregoing is intended to be the “chargeback of partner recourse debt minimum gain” required by Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.

4.2.3 Qualified Income Offset and No Adjusted Capital Account Deficits. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) causing an Adjusted Capital Account Deficit, items of LLC income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.

(a) This Agreement shall be deemed to include a “qualified income offset” provision within the meaning of the Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provision.

(b) To the extent that Losses or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable period to which such Losses, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Losses, or items of loss or deduction, shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 4.1 as if such Member were not a Member.

4.2.4 Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Article 4, LLC losses, deductions, or Code Section 705(a)(2) expenditures that are attributable to particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with Treasury Regulation Section 1.704-2(i).

4.2.5 Reversal of Regulatory Allocations. To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to this Section 4.2. and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under this Article 4 shall be made, to the extent possible and permitted under Section 704 of the Code, to negate as rapidly as possible the effect of all such inconsistent allocations under this Section 4.2.

4.2.6 Distributions of Property. Solely for the purpose of adjusting the Capital Accounts of the Members, and not for tax purposes, if any property is distributed in kind to any Member, the difference between its fair market value (as determined in the judgment of the Administrative Member) and its Gross Asset Value at the time of distribution shall be treated as gain or loss recognized by the LLC and allocated pursuant to the provisions of this Article 4.

4.2.7 Transfer of Interest. Except to the extent otherwise required by the Code and Treasury Regulations, if an Interest or part thereof is Transferred in any fiscal year, the items of income, gain, loss, deduction and credit allocable to such Interest for such fiscal year shall be apportioned between the Transferor and the Transferee in proportion to the number of days in such fiscal year the Interest is held by each of them, except that, if they agree between themselves and so notify the Administrative Member within thirty (30) days after the Transfer, then at their option, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the LLC. At the request of the Transferee, the Administrative Member shall make the election provided for in Code Section 754.

4.2.8 Curative Allocations. The allocation method set forth in this Article 4 is intended to allocate Profits, Losses, income, gain, loss, deduction and credit to the Members for federal income tax purposes in accordance with their economic interests in the LLC while complying with the principles of Sections 704(b), 704(c) and 752 of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Condor Member, the allocation of profits, losses, income, gain, deduction and credit pursuant to the provisions of this Article 4 shall not (i) satisfy the requirements of Sections 704(b), 704(c) and/or 752 of the Code or the Treasury Regulations promulgated thereunder, (ii) comply with any other provisions of the Code or Treasury Regulations, or (iii) properly take into account any expenditure made by the LLC or any Transfer of an Interest, then, notwithstanding anything to the contrary contained in the preceding provisions of this Article 4, Profits, Losses, income, gain, loss, deduction and credit shall be allocated in such manner as the Condor Member shall determine to be required so as to reflect properly (i), (ii) or (iii), as the case may be, and this Agreement shall be amended without any action on the part of the Members to reflect any such change in the method of allocating Profits, Losses, income, gain, loss, deduction and credit; provided, however, that any change in the method of allocating Profits, Losses, income, gain, loss, deduction and credit shall not ~~materially~~ alter the economic Agreement between the Members in a manner that negatively impacts the TWC Member; and provided further that any such reallocation shall be consistent with and subject to the requirements of Section 4.1.3.

4.2.9 Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, deduction and credit with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any LLC property is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder. Any elections or other decisions relating to such allocations shall be made by the Condor Member.

4.2.10 Tax Allocations. Items of income, gain, deduction and loss determined for income tax purposes shall be allocated, to the extent possible and except as otherwise provided herein, in the same proportions as corresponding items that enter into the calculation of Profits and Losses.

4.3 Certain Adjustments. It is intended that prior to a distribution of the proceeds from a liquidation of the LLC pursuant to Section 11.4 hereof, the positive Capital Account balance of each Member shall be equal to the amount that such Member would receive if liquidation proceeds were distributed in accordance with Section 5.1. Accordingly, notwithstanding anything to the contrary in this Article 4 (other than Section 4.1.3), to the extent permissible under Sections 704(b) of the Code and the Treasury Regulations promulgated thereunder, Profits and Losses and, if necessary, items of gross income and gross deductions, of the LLC for the year of liquidation of the LLC (or, if earlier, the year in which all or substantially all of the LLC property is sold, transferred or disposed of, other than in connection with an exchange that qualifies as like-kind under Section 1031 of the Code) shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member would receive if the LLC were liquidated and all of the proceeds were distributed in accordance with Section 5.1.

4.4 Withholding Taxes.

4.4.1 Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the LLC to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the LLC or any of its Affiliates (pursuant to Section 1446 of the Code or any other similar provision of United States federal, state or local or non-United States tax law) with respect to such Member’s interest in the LLC or as a result of such Member’s participation in the LLC. If and to the extent that the LLC shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the LLC as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution pursuant to Section 5.1 with respect to such Member’s Interest to the extent that such Member (or any successor to such Member’s Interest) would have received a distribution but for such withholding. To the extent that the aggregate of such payments for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Administrative Member shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the LLC of such amount by wire transfer of immediately available U.S. dollars.

4.4.2 Withholding from Distributions of Property. If the LLC makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the LLC on behalf of any Member, such Member shall make a prompt payment to the LLC of the amount required to be withheld.

4.5 Income Tax Reporting. Each Member is aware of the income tax consequences of the allocations made by this Article 4 and hereby agrees to be bound by the provisions of Article 4 in reporting such Member’s share of LLC income and loss for federal and state income tax purposes.

ARTICLE 5

DISTRIBUTIONS; REPAYMENT OF MEMBER LOANS

5.1 Distributions. Except as provided in this Section 5.1 and Sections 5.2, Available Cash and Net Capital Transaction Proceeds shall be distributed from time to time subject to the Condor Member’s reasonable approval, but no less often than quarterly for Available Cash, and as soon as practical (but in no event later than thirty (30) days) after receipt of Net Capital Transaction Proceeds, to the Members, in each case to the extent of available funds, as follows:

5.1.1 Distributions of Available Cash. Available Cash shall be allocated between and distributed to the Condor Member and TWC Member in the following amounts and priorities for each Fiscal Year:

(a) First, to the Condor Member until Condor Member has received from distributions under this Section 5.1.1(a) for the Fiscal Year an amount equal to Condor Member’s Minimum Preferred Return for that Fiscal Year;

(b) Second, to the TWC Member until TWC Member has received from distributions under this Section 5.1.1(b) for the Fiscal Year an amount equal to TWC Member’s Minimum Preferred Return for that Fiscal Year; and

(c) Third, any remaining Available Cash for the Fiscal Year to the Condor Member and TWC Member in proportion to their respective Percentage Interests.

If the Available Cash for a Fiscal Year is insufficient to pay any part of a Member’s Minimum Preferred Return for that Fiscal Year, the unpaid amount shall not thereafter be payable and shall not be carried forward or accumulated for payment from Available Cash in any subsequent Fiscal Year. The Available Cash for a Fiscal Year refers to the Available Cash from operation of the LLC for that Fiscal Year, even if the amount of Available Cash for the Fiscal Year is not determined and distributed until the next Fiscal Year. Distributions of Available Cash are a return on, and not a return of, Capital Contributions;

5.1.2 Distributions of Net Capital Transaction Proceeds. Following distribution to TWC Member of any TWC OpCo Shortfall, Net Capital Transaction Proceeds shall be allocated between and distributed to the Condor Member and TWC Member in the following amounts and priorities:

(a) First, to the Members, pro rata in accordance with their Percentage Interests, until Condor Member has received a twelve percent (12%) Internal Rate of Return from the aggregate distributions under this Section 5.1 (which, for the avoidance of doubt, (x) includes the return of one hundred percent (100%) of Condor Member’s Capital Contributions to the LLC, and (y) shall be increased to give effect to distributions made to any Condor Member Affiliate under the operating agreement of Operating Tenant);

(b) Second, to the Members, pro rata in accordance with their Percentage Interests, until such time as the Condor Member has received a fifteen percent (15%) Internal Rate of Return from the aggregate distributions under this Section 5.1 (and as such distributions are deemed increased in the manner specified in (y) of Section 5.1.2(a));

(c) Third, to the Members, pro rata in accordance with their Percentage Interests, until such time as the Condor Member has received a twenty percent (20%) Internal Rate of Return from the aggregate distributions under this Section 5.1 (and as such distributions are deemed increased in the manner specified in (y) of Section 5.1.2(a)); and

(d) Fourth, to the Members, pro rata in accordance with their Percentage Interests, following such time as the Condor Member has received a twenty percent (20%) Internal Rate of Return from the aggregate distributions under this Section 5.1 (and as such distributions are deemed increased in the manner specified in (y) of Section 5.1.2(a)).

Notwithstanding the foregoing, the amount of any Available Cash or Net Capital Transaction Proceeds that is distributable to (and would but for this provision otherwise be paid to) any Declining Member under this Section 5.1 or 11.4.3 shall instead be paid to any Non-Declining Member in repayment in whole or in part as the case may be of any Member Loans made by such Non-Declining Member to such Declining Member, together with any interest thereon, to be applied first to accrued and unpaid interest thereon and then to the principal balance thereof, in the order in which such Member Loans were made, so that the Member Loan longest outstanding is fully repaid prior to the payment of interest or principal on any Member Loan made after the date on which the longest outstanding Member Loan was made. Any such payment that would otherwise be distributed hereunder to a Declining Member that is made to the Non-Declining Member who has made a Member Loan shall be treated for all purposes of this Agreement as having been distributed to the Declining Member. The distributions paid on the Member Loan shall nonetheless be considered distributions to the Declining Member for all purposes under this Agreement, including but not limited to determination of the Declining Member’s Capital Contribution Balance and whether the Declining Member has received it Minimum Preferred Return.

5.2 Available Cash Upon Dissolution. Available Cash and Net Capital Transaction Proceeds distributed in Dissolution of the LLC shall be distributed by the Administrative Member in accordance with Section 11.4 of this Agreement.

5.3 Effect of Transfers. Distributions with respect to an LLC Interest shall be made to the Person reflected on the Books and Records of the LLC as owning that LLC Interest on the date of the distribution.

ARTICLE 6

MANAGEMENT

6.1 Management of the LLC. Subject to the terms and provisions of this Agreement, the Business of the LLC shall be managed by a single manager. TWC Member, as Administrative Member, is hereby designated as the sole manager of the LLC pursuant to Sections 18-101(10) and 18-401 of the Act, and shall operate the LLC solely in accordance with the Approved Business Plan and Approved Budget and this Agreement. Administrative Member shall act in good faith and in the best interests of the LLC, and shall devote such time and attention as shall be appropriate to manage and supervise the Business of the LLC properly and efficiently.

6.2 Designation and Authority of the Administrative Member.

6.2.1 Subject to the terms of Section 6.3 hereof, including compliance in all material respects with the Approved Budget and Approved Business Plan, the day-to-day management and administration of the LLC and its Subsidiaries shall be the responsibility of the Administrative Member, who shall have all rights and powers set forth in this Agreement for the day-to-day management and administration of the business and affairs of the LLC and the Subsidiaries.

6.2.2 In connection with the duties of the Administrative Member set forth in Section 6.2.1, the Administrative Member shall have the duty, right, power, and authority, at such times as the Administrative Member shall determine to do, to permit or cause the LLC for itself or on behalf of each Subsidiary to do any of the following:

(a) prepare or supervise the preparation of the Business Plan and the Budget, any appropriate budgets for the operations of the Property and each Subsidiary, subject to the approval of the Condor Member as provided in Section 6.3 hereof;

(b) manage the LLC and each Subsidiary in accordance with the Approved Business Plan and Approved Budget then in effect;

(c) oversee and supervise the Property Manager in connection with (i) all existing contracts and agreements, and renewals thereof and (ii) the making of new or additional contracts and Agreements for electricity, gas, telephone, cleaning, refuse disposal, vermin extermination and for any other utilities or services which the Administrative Member may consider advisable, but in each case of clauses (i) and (ii) above, only in accordance with the current Approved Business Plan and the Approved Budget;

(d) oversee and supervise the making of all repairs and replacements which are within the guidelines established in the Approved Business Plan and the Approved Budget then in effect and the making of all other material repairs and replacements approved by the Condor Member or made under circumstances which the Administrative Member considers in the exercise of its reasonable judgment to constitute an Emergency;

(e) oversee the collection of all revenues, rents, fees and income from the Property;

(f) oversee all contractors working at the Property in connection with the renovation of the Property whether relating to any property improvement plan or otherwise;

(g) oversee all room sales and marketing activities at the Property;

(h) review any and all insurance of any kind or nature including, but not limited to, property damage (including fire, acts of terrorism and all other risks), theft, public liability, loss of rents and business interruption and workmen’s compensation insurance obtained and paid for by the LLC or any Subsidiary in connection with the Property. The Administrative Member shall have the responsibility for the placement and maintenance of all insurance for the Property required pursuant to the Loan Documents;

(i) subject to the Approved Business Plan, the Approved Budget and the Operating Lease, as and when appropriate in the Administrative Member’s reasonable discretion, retain service professionals necessary to provide services with respect to the Property;

(j) to the extent that there are excess funds of the LLC or any Subsidiary which the Administrative Member determines are not then required in connection with the Business of the LLC, temporarily invest or cause to be invested such excess funds in any investment permitted under the Loan Documents and in a manner consistent with the Approved Business Plan and the Approved Budget;

(k) prosecute, protect, defend and settle or cause to be prosecuted, protected, defended and settled all LLC and Subsidiary rights, including rights and title to LLC Property;

(l) subject to the Approved Business Plan, the Approved Budget and the Operating Lease, open and maintain financial institution and investment accounts (with the approval of the Condor Member), drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(m) to the extent that funds of the LLC are available therefor, pay debts and obligations of the LLC and cause the Subsidiaries to pay, perform, and comply with, their obligations, including but not limited to obligations under the Loan Documents and Franchise Agreement;

(n) execute and deliver such documents that the Administrative Member may deem necessary or appropriate in furtherance of the Business of the LLC; and

(o) perform other normal business functions and otherwise operate and manage the business and affairs of the LCC in accordance with, and as limited by, this Agreement.

6.3 Preparation of Business Plan and Budget.

6.3.1 Business Plan. In connection with the management of the LLC’s operations, the Administrative Member shall be responsible for the preparation for each Fiscal Year or portion thereof during the term of this Agreement of a business plan for the operation and management of the Property (the “Business Plan”), in substantial conformity to the form attached hereto as Exhibit D. The Business Plan shall set forth in reasonable detail (i) an annual forecast of revenues and expenses of the Property, (ii) an annual estimate of expected distributions to the Members, (iii) the Administrative Member’s estimation of required Reserves, and (iv) any contemplated construction, renovation or repair of the Property. The Business Plan shall be prepared by the Administrative Member and shall be subject to the approval of the Condor Member (as provided in Section 6.3.3 below). Except with respect to the Budget Overruns Provision and as otherwise provided in this Agreement, the Administrative Member shall be authorized to make only those expenditures and take only those actions which are included in, or contemplated by, the Approved Business Plan and the Approved Budget then in effect; provided, however, that the Administrative Member shall also be authorized to make or cause any Subsidiary to make any additional expenditures under circumstances which in the Administrative Member’s reasonable judgment constitute an event or condition (collectively, an “Emergency”) requiring immediate action (a) for protection of the Property from imminent danger or damage or destruction, (b) for the avoidance of a risk of imminent personal injury or property damage to occupants, tenants or other persons, or (c) for the avoidance of any criminal liability on the part of the LLC or any Subsidiary arising out of the failure to comply with fire or life safety legal requirements at the Property (such event or condition described in this clause (c) shall be referred to as a “Fire/Life Safety Emergency”). With respect to any expenditures made pursuant to a specific Emergency, the Administrative Member shall (i) promptly contact the Condor Member prior to, if reasonably practical to do so, or promptly after the making of such expenditures, and (ii) provide or cause the Property Manager to provide a reasonably detailed explanation of the Emergency, and the costs expended in connection therewith.

6.3.2 Budget. In connection with the management of the LLC’s and the Subsidiaries’ operations, the Administrative Member shall be responsible for the preparation of a reasonably detailed estimated annual budget for the Property and the operations and renovation thereof (collectively, the “Budget”), in substantial conformity to the form attached hereto Exhibit D. The Budget will be prepared on a line-item basis, which sets forth the estimated costs and expenses to be incurred by the LLC and the Subsidiaries in connection with the operation and management of the Property for each calendar quarter in the next ensuing Fiscal Year as well as a total budget for such Fiscal Year, and includes all anticipated income, operating expenses, working capital and other necessary Reserves and capital expenditures and renovations. Once approved by the Condor Member, the Approved Budget shall not be revised without the approval or the direction of the Condor Member pursuant to Section 6.3.3 below. Notwithstanding anything to the contrary contained herein, (i) the Administrative Member is authorized to spend up to an additional ten (10%) percent for any budgeted line item in an Approved Budget for a period not exceeding in the aggregate five (5%) of the total Approved Budget, (ii) if there is an increase in revenue over the budgeted line items for revenue in the Approved Budget, the budgeted line items in the Approved Budget for discretionary expenses shall be increased by a corresponding and proportional amount, and (iii) if there is a decrease in revenue under the budgeted line items for revenue in the Approved Budget, the budgeted line items in the Approved Budget for discretionary expenses shall be decreased by a corresponding and proportional amount (the “Budget Overruns Provision”). Administrative Member shall provide or cause the Property Manager to provide an explanation of conditions giving rise to budget overruns.

6.3.3 Process for Approval. The Members have approved an initial Business Plan and Budget for the LLC for the 2016 Fiscal Year, which is (or shall prior to the Closing Date be) attached hereto as Exhibit D. For the Fiscal Year of the LLC commencing on January 1, 2017, and for each Fiscal Year thereafter, the Administrative Member shall submit a proposed Budget and Business Plan, in such form as on Exhibit D, (i) no later than November 15, 2016 with respect to the Fiscal Year commencing on January 1, 2017, and (ii) no later than October 1 preceding each Fiscal Year with respect to each Fiscal Year thereafter. The Condor Member shall, after its receipt of such Budget and/or Business Plan, either (a) approve the Budget and/or Business Plan, or (b) advise the Administrative Member in writing of the Condor Member’s detailed objections thereto. If the Condor Member has any objections to the proposed Budget or Business Plan, the Condor Member and Administrative Member shall endeavor to resolve any disagreements with respect thereto prior to January 1 of the following calendar year; provided that if they are unable to agree upon any provision of the proposed Budget or Business Plan, then the Administrative Member shall utilize the final Budget or Business Plan applicable to the immediately preceding Fiscal Year, with up to an additional ten (10%) percent increase above such Budget or Business Plan (excluding from both any Necessary Expenses), except that any Necessary Expenses shall not be subject to objection and may be added to the Budget without giving effect to the referenced Budget Cap. The Budget and Business Plan, once approved or finalized by the Condor Member pursuant to this Section 6.3.3, or modified as provided in this Section 6.3.3, shall be referred to herein as the “Approved Budget” and the “Approved Business Plan”.

6.4 Major Decisions. Notwithstanding anything to the contrary contained in Section 6.2 above or otherwise contained in this Agreement, the Administrative Member shall not cause the LLC to make any Major Decision without obtaining the approval of the Condor Member, which approval shall not be unreasonably withheld, denied, conditioned, or delayed. The making of any Major Decision shall require the unanimous consent of the Members. “Major Decisions” shall mean decisions to do any of the following with respect to the LLC or any Subsidiary:

6.4.1 Adopt, approve or amend any Business Plan or Budget for the activities for the Property or for the operations of the LLC and its Subsidiaries other than in accordance with Section 6.2 (it being understood and agreed that the Budget attached hereto as Exhibit D is hereby approved by the Condor Member);

6.4.2 establish, increase or reduce Reserves not expressly provided for in the Approved Business Plan or in the Approved Budget, unless required by the Franchise Agreement;

6.4.3 enter into, or cause or permit any Subsidiary to enter into any contract or other arrangement if (a) it would, or are reasonably anticipated to, exceed $25,000 in the aggregate, (b) it has a term in excess of one year, (c) it is not terminable by the LLC or applicable Subsidiary without payment or penalty upon no more than thirty (30) days’ notice, (d) it provides for any automatic renewal terms greater than thirty (30) days, or (e) it is for the employment of any Hotel employees. Furthermore, except as contemplated in the Approved Budget, enter into, or cause or permit any Subsidiary to enter into, any contract or other arrangement which (i) provides for the payment of sums not authorized in the Approved Budget of more than $25,000, or in the case of a repair of any payment of more than $25,000, (ii) would give rise to a lien upon all or any part of the Property, (iii) is a lease of any part of the Property, (iv) relates to alterations to the exterior, interior or structural design of the Property, or (v) is a contract or arrangement for multiple guest rooms in the Hotel and/or multiple days that (x) exceed a 1-year term and/or (y) exceed 40% of the Hotel’s guest room inventory for a period of 14 days or more, or (z) exceed 50 room nights and have a negotiated net rate of $55 per night or less, including promoting such rates online or in print ads, such as coupons; or amend in a manner materially adverse to the LLC or applicable Subsidiary or terminate, other than in accordance with its terms, any contract or arrangement described in this Section 6.4.3 that Administrative Member was not authorized to enter into or cause or permit any Subsidiary to enter into without the consent of all of the Members;

6.4.4 except (x) as provided in Section 3.2.1, or (y) as may be required under the Option Agreement, or (z) as contemplated in the then current Approved Business Plan or Approved Budget, directly or indirectly, sell, transfer, encumber or exchange or otherwise dispose of the LLC Property or any portion thereof or any other assets of or for the LLC or any Subsidiary (or any related group of such transactions); or acquire any other real property or asset for the LLC or any Subsidiary;

6.4.5 cause or permit the LLC or any Subsidiary to incur, amend, modify, increase, extend, prepay, guarantee or refinance any borrowing (including mezzanine financing) or indebtedness (except for trade payables or other operational indebtedness incurred in the ordinary course of business) of the LLC or any Subsidiary or with respect to the LLC Property;

6.4.6 enter into, amend or modify or cause or permit any Subsidiary to enter into, amend or modify the Loan Documents, any Loan Guaranty or any Guaranty, except for any modification of the Loan Documents (other than any Loan Guaranty or Guaranty in which the Condor Member or any of its Affiliates is a guarantor) which is an Immediate Decision;

6.4.7 consolidate or merge the LLC or any Subsidiary with or into any Person, or effectuate a new venture, or liquidate or dissolve the LLC or any Subsidiary;

6.4.8 issue, sell or redeem or grant options with respect to, or enter into any agreement or letter of intent to do the same, any securities or membership interests of the LLC or any Subsidiary;

6.4.9 select the LLC’s and Subsidiaries’ legal, tax, auditing or accounting service providers not expressly provided for in the Approved Business Plan or in the Approved Budget, provided that the Approved Accountants are approved as the LLC’s accountants;

6.4.10 enter into any settlement with any taxing authority (federal, state or local) on behalf of the LLC or any Subsidiary, or any governmental authority regarding any pending or threatened condemnation or eminent domain proceedings;

6.4.11 amend or modify this Agreement or the Certificate of Formation or the organizational documents of any Subsidiary;

6.4.12 to the extent not expressly provided in the Approved Business Plan then in effect, cause or consent to any change in the use, any zoning law or entitlement relating to the Property or cause or permit any Subsidiary to do so or cause or permit a change in title or the condition of title to the Property;

6.4.13 adopt any insurance program (provided that the insurance program for the Property on the date hereof is hereby approved by the Condor Member), reduce or increase the scope of the insurance program for the LLC or its Subsidiaries or settle or adjust any insurance claim under policies maintained by the LLC or any Subsidiary in excess of $25,000 for any single occurrence, or in excess of $50,000 in the aggregate in any Fiscal Year.

6.4.14 settle any claim, cause of action, suit, declaration, judgment or other litigation on behalf of the LLC or any Subsidiary that involves monetary damages of $50,000 or more in any one instance, or $100,000 or more in any Fiscal Year;

6.4.15 make any Distributions other than as expressly set forth in Section 5.1 hereof;

6.4.16 perform any act (other than an act required by this Agreement) which would subject or purport to subject, at the time such act occurred, the Condor Member to personal liability or cause the Condor Member to guarantee or be deemed to become a guarantor or surety of any indebtedness of the LLC or any Subsidiary (including the Loan);

6.4.17 take any Bankruptcy Action or permit or cause any Subsidiary to take any Bankruptcy Action;

6.4.18 for so long as any indebtedness remains outstanding under the Loan, Transfer any direct or indirect legal or beneficial interests in the LLC or any Subsidiary without complying with the applicable provisions of the applicable Loan Documents, and for so long as a Franchise Agreement is in effect, Transfer any direct or indirect legal or beneficial interests in the LLC or any Subsidiary without complying with the applicable provisions of the Franchise Agreement;

6.4.19 terminate or modify any Operating Lease;

6.4.20 Enter into, amend, modify or change any agreement with any Affiliate of Administrative Member, TWC Member or TWC Principal, which shall be the sole and exclusive right of Condor Member on behalf of the LLC or any Subsidiary;

6.4.21 Making of any matter or decision relating to environmental conditions concerning the Property, including, without limitation, selecting of environmental engineers or consultants and adopting and implementing any operation and maintenance program or any other program or action to remove or otherwise remediate hazardous materials;

6.4.22 In the event of any casualty or condemnation affecting the Property or any portion thereof, making any decisions regarding the rights of Operating Tenant under the Operating Lease concerning the casualty or condemnation;

6.4.23 Except as may be otherwise expressly provided for herein, the making of any request that the Members make Additional Capital Contributions to the Company;

6.4.24 Approve any alteration, renovation or improvement of the Property whether pursuant to a Franchise Agreement, applicable law or otherwise that is in excess of $25,000 per year or that is not in the Approved Budget, or requires the consent of the Property Owning Affiliate under the Operating Lease; and

6.4.25 Amend, modify, terminate, or waive any rights under the Franchise Agreement or Property Management Agreement or permit any Subsidiary to do so.

Notwithstanding anything contained in this Agreement to the contrary, including this Section 6.4 and Section 6.5, if the TWC Member is removed as the Administrative Member in accordance with this Agreement, its approval of Major Decisions and Immediate Decisions shall not be required, except for the following Major Decisions, which shall require the approval of the TWC Member, which shall not be unreasonably withheld, denied, conditioned, or delayed: (a) any Major Decision if the taking or consenting to the action contemplated by the Major Decision would trigger recourse or liability under (x) any Guaranty given by TWC Principal or any Affiliate of TWC Principal, or (y) any Major Decision which would result in the TWC Member’s interest being diluted, including by the admission of an additional Member to the LLC or other any action under Section 6.4.8, unless the Percentage Interests of the Condor Member and TWC Member are diluted proportionately (or disproportionately where the TWC Member Percentage Interest is diluted by less than a proportionate amount. Whether it is the Administrative Member, the Condor Member shall have the right to propose a Major Decision for approval by the Administrative Member (if it has a right of approval), which shall not be unreasonably withheld, denied, conditioned, or delayed. The Administrative Member shall implement any Major Decisions proposed by the Condor Member that are approved.

Administrative Member shall (i) promptly provide to Condor Member a copy of any written notice of default received by Administrative Member which was given by the Lender under any of the Loan Documents or by Franchisor under the Franchise Agreement (a “Loan/Franchise Default”) and (ii) confer with Condor Member regarding its plan or recommendation for curing the Loan/Franchise Default on a timely basis taking into account the length of any cure period provided in the Loan Documents or Franchise Agreement, as applicable. If any action proposed or required by Administrative Member to cure the Loan/Franchise Default (the “Curative Action”) requires the approval of Condor Member under the terms of this Agreement, Condor Member shall promptly provide its approval or disapproval. If (a) Condor Member has provided or is deemed to have provided, its approval to the Curative Action, and Administrative Member has not promptly commenced the Curative Action or is not proceeding with due diligence to complete the Curative Action within the cure period for the Loan/Franchise Default, (b) the Condor Member disapproves the Curative Action and has offered an alternative to such Curative Action that Administrative Member is unwilling to pursue, or (c) the Administrative Member does not promptly propose the Curative Action, then Condor Member may give to Administrative Member up to five (5) business days’ prior written notice (the exact length of the advance notice to be reasonably determined by Condor based upon the length of the remaining cure period for the particular Loan/Franchise Default) of its intent to cure the Loan/Franchise Default (the “Self-Help Notice”). If, within the designated period following the giving of the Self-Help Notice, the Loan/Franchise Default has not been cured, the Administrative Member has not commenced or proceeding with due diligence to complete the Curative Action approved by the Condor Member , or if not previously done, delivers to the Condor Member a proposed Curative Action which the Condor Member approves, the Condor Member is authorized (but not obligated) to take the Curative Action or make such payments on the LLC’s behalf and at the LLC’s expense, as the Condor Member determines in its reasonable discretion are necessary to cure the Loan/Franchise Default before expiration of any applicable cure period. Administrative Member shall use LLC funds to reimburse to Condor Member any payments made by Condor Member and pay expenses reasonably incurred by Condor Member in its effort to cure the Loan/Franchise Default, and if insufficient funds exist for such purpose, the Administrative Member shall, and Condor Member may, require Additional Capital Contributions under Section 9.1. In such case, Administrative Member and Condor Member will coordinate their respective efforts to cure the Loan/Franchise Default, and Condor Member’s election to undertake cure efforts shall not be deemed a breach by Administrative Member of any of its obligations under this Agreement. In the event that TWC Member is removed as Administrative Member, the then Administrative Member shall promptly provide to TWC Member a copy of any written notice of a Loan/Franchise Default and if there exists a Loan/Franchise Default that could trigger liability under any of the Loan Guaranties or the Franchise Guaranty, TWC Member shall have the same rights as Condor Member under this paragraph, including the right to give a Self-Help Notice and to cure such Loan/Franchise Default, and the then Administrative Member shall have the same obligations to TWC Member as Administrative Member has to Condor Member in this paragraph.

6.5 Property Management and TWC Member Affiliate Agreement Decisions. Notwithstanding any other provision of this Agreement, the Condor Member shall have the exclusive right without the consent or approval of the TWC Member being required, on behalf of the LLC or any Subsidiary, whether the Condor Member is the Administrative Member, to enforce the terms of the Property Management Agreement against the Property Manager or any other contract between the LLC or a Subsidiary and an Affiliate of the Administrative Member, TWC Member or TWC Principal, and otherwise act on behalf of the LLC as the contract party to the Property Management Agreement or any other contract between the LLC or a Subsidiary and an Affiliate of the Administrative Member, TWC Member or TWC Principal, including but not limited to granting or withholding consents and approvals, and making any other decisions required or permitted to be made thereunder, and exercising termination rights contained in the Property Management Agreement. TWC Member shall not dispute, challenge or impede any such Condor Member action.

6.6 Immediate Decisions. Notwithstanding anything to the contrary contained in Section 6.2 above or otherwise contained in this Agreement, the Administrative Member shall not cause the LLC to make any Immediate Decision without obtaining the approval of the Condor Member, which approval shall not be unreasonably withheld, denied or conditioned. The making of any Immediate Decision shall require the unanimous approval of the Members. “Immediate Decisions” shall mean decisions to do any of the following with respect to the LLC or any Subsidiary:

6.6.1 Amendments of the Loan Documents (excluding any Loan Guaranty) required by the Lender under any provision of Loan Documents allowing the Lender to correct scrivener’s errors;

6.6.2 Approval or modification of accounting policies, including selection or modification of significant accounting methods of the Company or any Subsidiary;

6.6.3 (a) making or revoking any tax election, adopting or changing any tax accounting method by or on behalf of the LLC or any Subsidiary; provided that an election under Section 754 of the Code shall be made at the request of any Member, (b) change the taxable year for federal, state or foreign income tax purposes of the LLC or any Subsidiary, or (c) approve a like kind exchange pursuant to Section 1031 of the Code;

6.6.4 Making or incurring by the LLC or any Subsidiary of Compliance Expenses; and

6.6.5 Making or incurring by the LLC or any Subsidiary of expenditures in excess of $25,000.00 in the aggregate to address any Emergency, other than a Fire/Life Safety Emergency.

If the Administrative Member desires to obtain the Condor Member’s approval of any Immediate Decision, it shall deliver notice of the proposed Immediate Decision to the Condor Member accompanied by the information necessary for the Condor Member to determine whether to approve, and unless the Condor Member delivers to the Administrative Member its response to the proposal within ten (10) Business Days (except three (3) Business Days for Immediate Decisions under Section 6.6.5) after receipt of the request and information, the Condor Member shall be deemed to have approved the proposed Immediate Decision, if the Administrative Member’s notice states in capitalized letters that it is made pursuant to this Section 6.6 and that failure to respond within ten (10) Business Days or three (3) Business Days, as applicable, shall be deemed to be an approval. Whether it is the Administrative Member, the Condor Member shall have the right to propose a Major Decision for approval by the Administrative Member (if it has a right of approval), and the same time periods for response and deemed approval applicable to Administrative Member’s requests for approval shall also be applicable to the Condor Member’s requests for approval. The Administrative Member shall implement any Immediate Decisions proposed by the Condor Member that are approved.

6.7 Authority of Members to Deal with LLC and Advances and Reimbursement to the Members. The Members shall be entitled to receive, out of LLC funds available therefor and only to the extent provided for in the Approved Budget or the Approved Business Plan, reimbursements of all reasonable actual and out-of-pocket costs and expenses incurred in connection with the Acquisition, the Business of the LLC and reasonable LLC organizational costs, including amounts expended that are related to the filing of the Certificate of Formation and the formation of the LLC (but without duplication of any expenses reimbursed under any Affiliate Agreements). The costs and expenses incurred by the Members as of the date hereof, and estimated to be incurred as of the Closing Date, shall be reimbursable costs and expenses of the LLC as set forth on Exhibit B attached hereto (as may be amended). The costs and expenses incurred by a Member that are not reimbursable costs and expenses to such Member pursuant to this Section 6.7 shall be paid by such Member, and such payments shall not constitute Capital Contributions, Member Loans, or any other loans to the LLC or any Member and shall not increase the Capital Account of such Member.

6.8 Limitations on Liability of the Administrative Member to the Members. Any other provision of this Agreement to the contrary notwithstanding, neither the Administrative Member nor its Affiliates nor any Member shall be liable for the return of any Capital Contributions of the Members or for any portion thereof, it being expressly understood that any return of capital shall be made solely from the assets of the LLC, nor shall the Administrative Member, any Member or any of their Affiliates be required to pay to the LLC or to any Member any capital deficits of any Member upon Dissolution of the LLC or otherwise.

6.9 Other Business Ventures. The LLC and the Members: (a) recognize that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, have or may in the future have other business interests, activities and investments, independently or with others; (b) agree that the Members and their Affiliates, and their respective related parties, are entitled to carry on such other business interests, activities and investments (exclusive of any area or exclusivity restrictions in the Property Management Agreement); (c) agree that neither the LLC, its Subsidiaries, the other Member, nor any of their respective related parties, shall have any right, by virtue of this Agreement or otherwise, in or to such business interests, activities and investments, any interests therein or the income or profits derived therefrom; and (d) agree that the pursuit of such potentially competing business interests, activities and investments, shall not be restricted by this Agreement or deemed a violation of any Member’s duties to the LLC or the other Member or otherwise wrongful or improper.

6.10 Removal of the Administrative Member.

6.10.1 Process. During the continuance of a TWC OpCo Member Event of Default, the Condor Member may remove the TWC Member as the Administrative Member of the LLC (in which event the TWC Member shall be deemed to be a Member that is not the Administrative Member for all purposes hereunder) and the TWC Member, or any of its Affiliates, and any of their agents and employees as the managing member, manager, officer, or any similar role or position in the Subsidiaries (the “Equivalent Subsidiary Positions”) by written notice to the Administrative Member (it being agreed that such removal shall be effective immediately upon delivery of such notice so long as a TWC OpCo Member Event of Default is then continuing). If the TWC Member is removed as the Administrative Member of the LLC, the Condor Member shall select a new Administrative Member and for the Equivalent Subsidiary Positions, which successor Administrative Member and designees for the Equivalent Subsidiary Positions so designated may be the Condor Member, an Affiliate thereof or a third party non-Member manager appointed to act as the Administrative Member of the LLC and in the Equivalent Subsidiary Positions, in which event such non-Member manager shall not be a Member hereunder, notwithstanding its title as “Administrative Member” or a member of any of the Subsidiaries.

Any such successor Administrative Member shall be bound by the terms of this Agreement. In the event that it is determined that the TWC OpCo Member Event of Default that gave rise to TWC Member’s removal as Administrative Member did not occur, then TWC Member may direct Condor Member to take such action as necessary to cause TWC Member to be immediately reinstated as the Administrative Member and TWC Member and its Affiliates, agents, and employees to their Equivalent Subsidiary Positions.

6.10.2 Effect of Removal. If the Condor Member properly elects to remove the TWC Member as the Administrative Member in accordance with this Section 6.10 the TWC Member shall retain its Interest in the LLC as a non-managing Member and shall have the same rights to distributions and allocations it would have had as the Administrative Member.

6.11 Compensation of the Administrative Member; Reimbursement. No salaries or other benefits shall be paid to the TWC Member in its capacity as the Administrative Member. The LLC shall reimburse the TWC Member in its capacity as the Administrative Member for any expense of the LLC and the Subsidiaries paid by the TWC Member, where set forth in the Approved Budget.

6.12 Compensation of Other Members. No salaries or other benefits will be paid to the Condor Member or the TWC Member in its capacity as a Member of the LLC.

6.13 Loan and Franchise Guaranties. Loan and Franchise Guaranties. The TWC Member shall cause a TWC Guarantor acceptable to the Lender and Franchisor, on the one hand, and the Condor Member shall cause a Condor Guarantor acceptable to the Lender and Franchisor, on the other hand, on terms reasonably approved by the Members, to provide any and all payment, non-recourse carve-out and environmental guaranties and indemnities that may be required by any Lender (each, a “Loan Guaranty”, and collectively, the “Loan Guaranties”) or as required by any Franchisor (the “Franchise Guaranty”). If acceptable to the Lender, the Loan Guaranties will be given by the TWC Guarantor acceptable to the Lender and the Condor Guarantor acceptable to the Lender in proportion to the respective Percentage Interests of their related Members at the time; otherwise, the Loan Guaranties may be joint and several. If acceptable to the Franchisor, the Franchise Guaranty will be given by the TWC Guarantor acceptable to the Franchisor and the Condor Guarantor acceptable to the Franchisor in proportion to the respective Percentage Interests of their related Members at the time; otherwise, the Franchise Guaranty may be joint and several. However, any requirement that TWC Member or a creditworthy Affiliate of TWC Member provide any new Loan Guaranty or new Franchise Guaranty shall expire and be of no further force and effect at any time that TWC Member is no longer the Administrative Member, or the Property Manager has been removed as manager of the Property. At or prior to the closing of the initial Loan, (i) Condor Member shall execute and deliver and cause Condor Hospitality Trust Inc. and its respective Affiliate guarantors providing the Loan Guaranties and Franchise Guaranty to execute and deliver, and (ii) TWC Member shall execute and deliver and cause its respective Affiliate guarantors providing the Loan Guaranties and Franchise Guaranty to execute and deliver, a Reimbursement Agreement or Reimbursement Agreements in the form of Exhibit E concerning the sharing between them of liabilities payable under those guaranties, and providing that the Condor Member and the Condor Hospitality Trust Inc. will jointly and severally indemnify the TWC Member and its Affiliate guarantors from and against any liability under the Loan Guaranties and Franchise Guaranty arising after date when TWC Member is removed as the Administrative Member. In the case of any conflict between the foregoing description of the Reimbursement Agreement(s) and the actual Reimbursement Agreement(s), the Reimbursement Agreement(s) shall govern.

6.14 Property Management. The LLC shall cause the Operating Tenant to enter into the Property Management Agreement with the Property Manager in the form attached hereto as Exhibit F.

6.15 TWC Member Key Person(s). TWC Member shall cause Alan Kanders or any permitted replacement described below in this Section 6.15 to be the executive in charge of the TWC Member responsible for the supervision and oversight of the TWC Member’s compliance with this Agreement and for him to spend as much of his time as is necessary to perform such oversight and supervision. If due to the death or disability of Alan Kanders, he no longer can serve in such chief executive capacity, then TWC Member shall cause Ravi Dave immediately to replace him as such executive in charge, and if Ravi Dave dies or is disabled and unable to perform those duties or ceases to be associated with the TWC Member, then within sixty (60) days thereafter, TWC Member shall appoint another qualified person with executive level managerial experience in the hospitality industry in the United States approved by the Condor Member to be the executive in charge.

6.16 REIT Status. The Members, upon receipt of written notice from Condor Member of any act or omission that adversely affects the ability of the REIT to qualify as a real estate investment trust under Section 856 of the Code or subjects the REIT (or any of its Affiliates) to any additional taxes under the Code, will use their commercially reasonable best efforts to take such action, or cause the Company to take such action, or refrain from taking any action, in each case as requested by the REIT to ensure continued qualification of Condor Hospitality Trust, Inc. as a REIT and avoid the imposition of additional taxes under the Code, provided, however, that such action or inaction requested by the Condor Member shall not adversely affect the Members’ respective economic and legal rights and obligations in any material respect.

ARTICLE 7

MEMBERS’ MEETINGS, RIGHTS, OBLIGATIONS AND LIABILITIES

7.1 Limitation of Liability. The Members will not be bound by, or be personally liable for, the expenses, liabilities or obligations of the LLC except as otherwise provided in the Act. The Members will not be obligated to make any Capital Contributions other than as provided in this Agreement, except that, to the extent required under the Act, any Members receiving a distribution of cash, or return, in whole or in part, of its net Capital Contribution could be liable to the LLC for any sum, not in excess of the amount returned (with any interest, if any, specified by the Act) necessary to discharge liabilities of the LLC to creditors who extended credit or whose claims arose before such return. In addition, the Members acknowledge that the liability of a Member for its obligations under this Agreement shall be limited to such Member’s interest in the LLC and the other Members shall not look to any other property or assets of such Member or the properties or assets of any of the trustees, beneficiaries, members, partners, shareholders, officers, directors, employees, agents and representatives (or others performing similar functions) of such Member in seeking either to enforce such Member’s obligations under this Agreement or to satisfy a judgment for such Member’s failure to perform such obligations. Except where expressly provided, each Member waives, to the full extent permitted by law, any claim for indirect, consequential or punitive damages, including loss of profits, in connection with any liability of the other Members hereunder.

7.2 No Participation in Management. The Members, in their capacity as such, may not transact any business for the LLC, and will have no power to execute Agreements on behalf of or otherwise bind or commit the LLC, but they may exercise the rights and powers granted to them in this Agreement, including the right to give consents and approvals to the extent provided in this Agreement. The exercise of any such rights and powers will be deemed to relate to the basic structure of the LLC and not the exercise of control over the Business of the LLC.

7.3 Meetings.

7.3.1 Place of Meetings. All meetings of the Members shall be held via internet conference or telephonic or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation will constitute presence in person at such meeting.

7.3.2 Annual Meetings of Members. An annual meeting of the Members shall be held on each anniversary of the date of this Agreement, or such other date as the Members may determine, at 10:00 a.m. If this day shall be a legal holiday, then the meeting shall be held on the next succeeding Business Day, at the same time. At the annual meeting, the Members shall transact such business as may be properly brought before the meeting.

7.3.3 Special Meetings. Special meetings of the Members may be called at any time by any Member. Upon receipt of a written request, which request may be mailed or delivered personally to the Administrative Member, by any Person entitled to call a special meeting of Members, the Administrative Member shall cause Notice to be given to the Members that a meeting will be held at a time requested by the Person or Persons calling the meeting, not less than three (3) Business Days nor more than thirty (30) days after the receipt of such request. If such Notice is not given within ten (10) Business Days after receipt of such request, the Persons calling the meeting may give Notice thereof in the manner provided by the Agreement.

7.3.4 A Notice of Meetings. Except as provided for in Section 7.3.3 for special meetings, Notice of meetings shall be given to the Members in writing not less than three (3) Business Days nor more than thirty (30) days before the date of the meeting by the Administrative Member. Notice of any meeting of Members shall specify the place, the day and the hour of the meeting, and in case of a special meeting, the general nature of the business to be transacted.

7.3.5 Validation of Members’ Meetings. The actions taken by the Members at a meeting of the Members which was not called or noticed pursuant to the provisions of Section 7.3.3 or 7.3.4 shall be valid as though transacted at a meeting duly held after regular call and notice, if all of the Members of the LLC are present or participating. All such waivers, consents or approvals shall be filed with the records of the LLC. Attendance shall constitute a waiver of notice, unless objection shall be made.

7.3.6 Actions Without a Meeting. Any action which may be taken at any annual or special meeting of Members may be taken, without a meeting and without prior Notice if (a) a consent in writing, setting forth the action so taken, shall be signed by all of the Members or (b) no consent of the Members is required under this Agreement and such action may be taken by the Administrative Member or the Condor Member as provided in this Agreement.

7.3.7 Quorum and Effect of Vote. The attendance of all Members shall be required in order to constitute a quorum at all meetings of the Members for the transaction of business; provided, however, that the foregoing shall not be deemed to (a) limit or prohibit the taking of any action by the Administrative Member or the Condor Member which the Administrative Member or the Condor Member, as applicable, is entitled to take pursuant to this Agreement without the consent or approval of any other Member or a meeting of the Members as a condition to the taking of such action or (b) expand the rights of any Member.

ARTICLE 8

TRANSFERS

8.1 Transfer or Assignment of Member’s Interest.

8.1.1 In General. Except as provided in this Article 8 and Articles 13, no Member may sell, transfer, assign or otherwise convey or mortgage, pledge, hypothecate or otherwise dispose of, encumber or permit or suffer any encumbrance of (or permit or suffer to exist any of the foregoing), either directly or indirectly (a “Transfer”), all or any part of its LLC Interest or any direct or indirect ownership interest in such Member without the consent of the Condor Member and the TWC Member. Any Transferee which has obtained an LLC Interest other than as expressly permitted in this Article 8 shall have no right to become a Member of the LLC. In addition, the Members acknowledge and agree that any Transfer permitted hereunder shall not result in there being more than two (2) Members in the LLC, unless the admission of additional Members is consented to in writing by the Condor Member and the TWC Member.

8.1.2 Certain Transfers Permitted. Notwithstanding Section 8.1.1 and subject in all events to Section 8.2, each Member may allow the Transfer of ownership interests in such Member or in the partners, members or shareholders thereof, as follows:

(a) in the case of the TWC Member, any Transfer of direct or indirect ownership interests in the TWC Member, if (i) such Transfer (x) is for estate planning purposes, including the events that implement the estate plan, or (y) is among the holders of direct or indirect interests in the TWC Member as of the date hereof, or (z) involves the direct or indirect ownership interest in SP Spring Hotel LLC (“SP Member”) or the direct or indirect ownership interest of SP Member in TWC Member, to any Person; provided that following such Transfer Mark Walsh and/or Brett Bossung shall continue to control SP Member (or in the case of a direct Transfer of SP Member’s ownership interest in TWC Member, the relevant transferee), and (ii) following such Transfer, at least one of the TWC Principals continue to Control the TWC Member,.

(b) in the case of the Condor Member, any Transfer of direct or indirect ownership interests in the Condor Member, if such Transfer (i) is to an Affiliate of the Condor Member, or (ii) involves the common stock or preferred stock of Condor Hospitality Trust, Inc. or the general or limited partnership interests in Supertel Limited Partnership. Notwithstanding anything to the contrary in this Article 8 or elsewhere in this Agreement, there are no restrictions in this Agreement in any manner on the sale or other transfer of stock or any other interest in Condor Hospitality Trust, Inc., direct or indirect, or the general or limited partnership interests in Supertel Limited Partnership, direct or indirect, but at all times subject to the provisions of the Loan Documents and any Franchise Agreement in effect at the time.

8.2 Restrictions on Transfers. Except as otherwise expressly set forth herein, all Transfers, directly or indirectly, of all or any portion of a direct or indirect legal or beneficial interest in the LLC shall be subject to the following restrictions: (a) no Transfer shall be made which results, or would result upon a foreclosure of any security interest, in a termination of the LLC within the meaning of the Code, and (b) no Transfer shall be made which (i) violates the provisions of any Loan Document, Franchise Agreement, or any other agreement of the LLC or its Subsidiaries or any provision of this Agreement, (ii) would result in the LLC or any Member having to register under the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, or any other federal, state or local securities laws, (iii) would violate any applicable federal, state or local laws, including the Securities Act, and any other securities laws, (iv) would cause the LLC to fail to be treated as a partnership for federal income tax purposes or would cause a termination of the LLC under Section

708 of the Code or otherwise adversely affects the tax status of the LLC as a partnership, or (v) would cause the LLC to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (vi) would result in the LLC or any of its Subsidiaries holding “plan assets” as defined in the Employee Retirement Income Security Act (ERISA). All attempts to Transfer, directly or indirectly, all or any portion of a direct or indirect legal or beneficial interest in the LLC in contravention of this Agreement shall be void.

8.3 Effect of Transfer.

8.3.1 Except for a Transfer pursuant to Article 13, no Transfer of LLC Interests shall release any party of its obligations hereunder without the express written consent of the Members to such release.

8.3.2 In the event of any direct Transfer of an LLC Interest specifically permitted under this Agreement, (a) the LLC Interest so transferred shall be and remain subject to all terms and provisions of this Agreement, (b) the transferee shall be deemed to have assumed all obligations hereunder relating to the LLC Interest so transferred and shall have such obligations jointly and severally with its transferor (provided that such obligations will be the obligations solely of the transferee if the transferor is released from its obligations pursuant to the provisions hereof), and (c) all of the terms hereof shall be binding upon and enforceable against the transferee.

8.3.3 No change in ownership of all or any portion of any LLC Interest shall be binding upon any Member or the LLC until an executed copy of all instruments in connection with such Transfer, including an executed counterpart signature page to this Agreement, has been delivered to all Members.

8.4 Lender Consent; Admission of New Members.

8.4.1 Notwithstanding anything to the contrary set forth in this Article 8, no Transfer shall be permitted or effective for any purpose unless all required consents, if any, of the Lender and any franchisor with respect to the Property shall have been obtained in writing.

8.4.2 Additional Members may be admitted to the LLC only with the consent of each of the Members and only if such additional Members are bound by all the terms and provisions of this Agreement. Admission of additional Members shall be evidenced by a written modification hereto.

8.5 Void Transfers. Any Transfer made in violation of this Article 8 shall be of no force or effect, and the transferring Member shall continue to be treated as a member for all purposes, and obligated under each and every provision, of this Agreement.

ARTICLE 9

ADDITIONAL CAPITAL CONTRIBUTIONS

9.1 Additional Capital Contributions. If, at any time and from time to time after the Closing Contributions required to be contributed pursuant to Article 3 have been contributed to the LLC, Administrative Member determines that additional funds are necessary to meet the needs or obligations of the LLC or any of its Subsidiaries, but solely to the extent of costs and expenses that: (a) are related to any Emergency, (b) are described and set forth in the Approved Budget or Approved Business Plan (but solely to the extent that the Approved Budget or Approved Business Plan provides that Additional Capital Contributions will be required to fund such costs and expenses), (c) are needed to pay for (i) any uncontested liability or obligation of a Member or an Affiliate of a Member under any Guaranty in accordance with Section 6.13 or by the LLC to pay any uncontested obligation guaranteed under a Guaranty for which the LLC is the primary obligor, or (ii) to make any payment due or perform any obligation of any Subsidiary under the Loan Documents or Franchise Agreement, and/or (e) subject to the Condor Member’s approval, are otherwise necessary in the Administrative Member’s judgment, the Administrative Member shall have the right to deliver a Notice to the Members (a “Capital Call Notice”) that additional cash Capital Contributions (“Additional Capital Contributions”) are required to be made to the LLC in the amount of such additional funds. If, at any time and from time to time after the Closing Contributions have been contributed to the LLC, Condor Member reasonably determines that additional funds are necessary for any of the purposes described in (a) to (e) above or to meet the operational needs or the obligations of the LLC or its Subsidiaries, then Condor Member shall have the right to deliver a Capital Call Notice for Additional Capital Contributions to the Members. Each Capital Call Notice shall specify in writing (A) the specific purpose for which the Additional Capital Contributions are required, (B) the aggregate amount of the Additional Capital Contributions being called, (C) each Member’s share of such Additional Capital Contributions, and (D) the due date for funding such Additional Capital Contributions, which due date shall not be less than ten (10) Business Days (or such sooner date as required with respect to any Emergency) after the date on which such Capital Call Notice is given. Each Member shall fund its share of each Additional Capital Contribution on or prior to the due date set forth in the applicable Capital Call Notice. Each Member’s share of each Additional Capital Contribution pursuant to clauses (a)-(c) above shall be in proportion to such Member’s Percentage Interest, and each Member’s share of each Additional Capital Contribution pursuant to clause (d) above shall be as set forth in Section 6.13. No Member shall have the right to call for any additional capital contributions to the LLC except as expressly provided above and in Article 3.

9.2 Member Loans and Cram-Down Contributions. If any Member shall fail to make all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 9.1 within the time period set forth in the applicable Capital Call Notice (such amount not contributed being herein referred to as a “Declining Member Shortfall” and such Member being herein referred to as a “Declining Member”), and if the other Member shall have duly made its Additional Capital Contribution (the “Non-Declining Member”), the Non-Declining Member shall have the right, thereafter within ten (10) Business Days of actual knowledge of the Declining Member Shortfall, to either (a) elect to cancel its respective share of the Additional Capital Contribution, in which case the Administrative Member shall cause the LLC to return to the Non-Declining Member within two (2) Business Days after the cancellation any amount previously contributed by such Non-Declining Member with respect to such Capital Call Notice, (b) advance to the LLC all or a portion of the Declining Member Shortfall, which advance shall be treated as an Additional Capital Contribution by the Declining Member and a loan by the Non-Declining Member to the Declining Member in the amount of such advance (each, a “Member Loan”), which Member Loan will earn interest thereon at an annual rate, compounded monthly, equal to the lesser of twelve percent (12%) per annum or the maximum rate permitted by applicable law governing the Member Loan to be charged on the Member Loan, or (c) advance to the LLC an amount equal to the Declining Member Shortfall, which advance shall treated as an Additional Capital Contribution of the Non-Declining Member in an amount equal to the Declining Member Shortfall (any such advance, a “Cram-Down Contribution”), at which point the Non-Declining Member’s Capital Account and Capital Contribution Balance shall be increased by an amount equal to the Cram-Down Contribution.

9.2.1 Member Loans. So long as a Member Loan is outstanding, the Declining Member shall have the right to repay the Member Loan (and all interest then due and owing), in whole or in part, by sending a Notice to the Non-Declining Member of its intention to repay such Member Loan, which Notice will not be effective unless it recites the date it intends to make such payment, which date shall be no more than ten (10) Business Days after the date the Non-Declining Member receives such Notice, but in all cases subject to a treatment as a Cram-Down Contribution pursuant to Sections 9.2 and 9.2.2 if the date of repayment is more than ninety (90) days after the date that such Member Loan was made.

9.2.2 Cram-Down Contributions. A Cram-Down Contribution shall be deemed an Additional Capital Contribution by the Non-Declining Member making (or deemed making) such Cram-Down Contribution (a) in the case of an election by the Non-Declining Member pursuant to Section 9.2(b), at any time after the date that is ninety (90) days after the date that the subject Member Loan was made and any portion of such Member Loan remains outstanding as of such date, as of the date on which the Non-Declining Member elects to convert such Member Loan into a Cram-Down Contribution, and (b) in the case of an election by the Non-Declining Member pursuant to Section 9.2(c), as of the date on which such Cram-Down Contribution is funded to the LLC. At the time of a Cram-Down Contribution, the Percentage Interest of the Declining Member shall be decreased by the number of percentage points equal in amount to the product of (1) one hundred fifty percent (150%) multiplied by (2) a fraction, the numerator of which equals the amount of the Cram-Down Contribution, and the denominator of which equals the aggregate amount of all Capital Contributions theretofore contributed by all of the Members plus (a) in the case of an election by the Non-Declining Member pursuant to Section 9.2(b), the principal amount of the Member Loan that is being converted into an Additional Capital Contribution, and (b) in the case of an election by the Non-Declining Member pursuant to Section 9.2(c), the amount of the Declining Member Shortfall funded to the LLC by the Non-Declining Member; and the Percentage Interest of the Non-Declining Member shall be increased by such number of percentage points. In no event shall the Declining Member’s Percentage Interest be reduced below zero nor shall the Non-Declining Member’s Percentage Interest be increased by more than the reduction in the Declining Member’s Percentage Interest.

9.3 Limitation of Liability. Anything contained in this Article 9 to the contrary notwithstanding, if any Member is required pursuant to Section 9.1 to provide Additional Capital Contributions to the LLC and shall fail to do so, such Declining Member’s sole liability, and the Non-Declining Member’s sole remedy, shall be expressly as set forth in this Article 9. No Member and no partner, shareholder, member, director, officer or employee of any Member shall have any personal liability to provide such Additional Capital Contributions.

9.4 Sole Benefit. It is expressly acknowledged and agreed that the provisions of this Agreement relating to the rights and obligations of the Members to make any Additional Capital Contributions to the LLC or to make Member Loans are for the sole benefit of the Members and may not be exercised on behalf of the Members, the LLC or invoked or enforced for any other purpose not expressly set forth in this Article 9, by any other Person, including by any lender or any trustee in a bankruptcy proceeding.

ARTICLE 10

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

10.1 Maintenance of Books and Records. At all times and during the continuance of the term of the LLC, the Administrative Member shall keep or cause to be kept true and complete books and records of the LLC and the Subsidiaries (including all records required to be maintained by Section 18-305 of the Act, as amended from time to time, or other provisions of applicable law, work papers, check ledgers, bank records, books of account, files and journals) (collectively, the “Books and Records”) in which each transaction of the LLC and the Subsidiaries shall be entered fully and accurately on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all transactions of the LLC in accordance with GAAP (and giving effect to the Uniform System where appropriate to do so) or alternatively, on the U.S. federal income tax basis, as determined by the Administrative Member in its sole discretion.

10.2 Inspection and Audit Rights. All of the Books and Records shall at all times be maintained at the principal office of the LLC, and shall be, upon reasonable notice to the Administrative Member, open to the inspection and examination of any Member or during reasonable business hours for any purpose. Notwithstanding any other provision of this Agreement to the contrary, neither the LLC nor the Administrative Member may keep confidential from any other Member any information that the LLC or the Administrative Member would otherwise be permitted to keep confidential pursuant to Section 18-305(c) of the Act. Each Member shall have the right to perform an audit of the LLC and the Subsidiaries at any time; provided that such auditing Member shall bear the cost of such audit. The Administrative Member shall retain all of the Books and Records and tax information with respect to the LLC and the Subsidiaries for a period of at least 36 months after such information is prepared (or such longer time as required by law).

10.3 Bank Accounts. The Administrative Member shall, as soon as reasonably practicable, establish and maintain segregated bank accounts in the name of the LLC and for the business of the LLC, which accounts shall, to the extent reasonably practicable, be interest-bearing. The bank accounts shall be maintained in such banking institutions as the Administrative Member shall determine.

10.4 Tax Matters Partner and Tax Representative.

10.4.1 Tax Matters Partner. The Condor Member is hereby designated the “tax matters partner” of the LLC as provided in Section 6231(a)(7) of the Code and corresponding provisions of applicable state law (the “Tax Matters Partner”). The Tax Matters Partner shall manage audits, after consultation with the other Member, of the LLC and any Subsidiary conducted by the Internal Revenue Service or any other taxing authority pursuant to the audit procedures under the Code and the Treasury Regulations promulgated thereunder or other applicable law. The Tax Matters Partner shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service or any other taxing authority concerning the LLC, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a thirty (30)-day appeal letter and any notice of a deficiency in tax concerning the LLC’s income tax return. The Tax Matters Partner will not take any actions with respect to any tax audit or proceeding concerning the LLC without the approval of all of the Members, which shall not be unreasonably withheld, denied, conditioned, or delayed.

10.4.2 Tax Representative. Beginning with the first year in which the new partnership audit rules enacted by the Bipartisan Budget Act of 2015 become effective: (a) the Condor Member shall be designated as the “Partnership Representative” (as defined in Internal Revenue Code Section 6223(a)); and (b) the Partnership Representative: (i) pursuant to Internal Revenue Code Section 6221(b), shall cause the LLC to elect-out annually from the default audit procedures in Internal Revenue Code Section 6221(a), or (ii) if (and only if) such election-out is not available for any particular year, shall cause the LLC to make the election under Internal Revenue Code Section 6226(a) to apply the alternative procedures to pass through payment of any underpayments to the applicable Members for that year. Each Member shall indemnify, defend and hold harmless the LLC from and against any liability respecting such Member’s share of any income tax deficiency paid or payable by the LLC (for the avoidance of doubt, including any applicable interest and penalties) that is allocable to the Member respecting an audited or reviewed taxable year for which such Member was a Member in the LLC. The obligations set forth in this Section shall survive such Member’s ceasing to be a Member in the LLC for any reason and/or the termination, dissolution, liquidation or winding up of the LLC. The LLC, Members and Partnership Representative shall take any and all actions as shall be necessary or appropriate to effectuate and comply with the elections and provisions described in this Section. The Partnership Representative will not take any actions with respect to any tax audit or proceeding concerning the LLC without the approval of all of the Members, which shall not be unreasonably withheld, denied, conditioned, or delayed.

10.5 No Election to be Taxed as Association. The LLC shall be treated as a partnership for federal and state income tax purposes. No Member shall cause the LLC to elect to be treated as a corporation for federal or state income tax purposes, unless such election is approved in writing by all of the Members.

10.6 Reports and Statements.

10.6.1 The Administrative Member shall, as an LLC Cost, at least once every calendar year, have the LLC’s books and records audited by the Approved Accountant. A copy of the annual audited financial statements shall be submitted promptly after completion to all Members.

10.6.2 The Administrative Member shall furnish to the Members the LLC reports listed in Exhibit G attached hereto as the time specified therein.

10.7 Tax Reporting. The Condor Member shall supervise the Approved Accountant in the preparation of the LLC’s and each Subsidiary’s federal, state, local and other tax returns. The Condor Member shall deliver to the other Member final copies of all federal, state and local income tax returns, and final copies of each Member’s Schedule K-1 or analogous schedule, at least twenty (20) days prior to the filing thereof. The Condor Member shall, on behalf of the LLC, use commercially reasonable efforts to cause all federal, state and local income and other tax returns to be timely filed by the LLC and each Subsidiary.

10.8 Expenses. All out-of-pocket expenses incurred by or on behalf of the LLC and payable to Persons in connection with keeping of the Books and Records of the LLC and its Subsidiaries and the preparation of audited or unaudited financial statements and federal, state and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the LLC and the Subsidiaries shall be borne by the LLC as an LLC Cost.

ARTICLE 11

TERMINATION AND DISSOLUTION

11.1 Dissolution. The LLC shall be dissolved upon the occurrence of any of the following events:

11.1.1 the unanimous written Agreement of all Members to dissolve the LLC;

11.1.2 the resignation, bankruptcy, expulsion or dissolution of a Member or the occurrence of any other event which terminates a Member’s continued membership in the LLC; provided, however, that the LLC shall not dissolve pursuant to this Section 11.1.2 for so long as at least one remaining Member is solvent;

11.1.3 the sale, exchange or other transfer of all or substantially all of the LLC Property;

11.1.4 the occurrence of any event under the Act that dissolves the LLC; or

11.1.5 the failure of Property Owning Affiliate to close the purchase of the LLC Property as provided in Section 3.2.2.

11.2 Statement of Intent to Dissolve. As soon as possible after the occurrence of any event specified in Section 11.1 above, the LLC shall execute a statement of intent to dissolve in such form as prescribed by the Secretary of State.

11.3 Conduct of Business. Upon the filing of the statement of intent to dissolve with the Secretary of State, the LLC shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the LLC’s separate existence shall continue in accordance with the Act. If the LLC is dissolved, the business and affairs of the LLC shall thereupon be wound up by the Administrative Member. As promptly as possible, and in any event within ninety (90) days following the dissolution and the winding up of the LLC, the Administrative Member shall file appropriate articles of dissolution for the LLC with the Secretary of State pursuant to and in accordance with the applicable provisions of the Act.

11.4 Distribution of Net Proceeds. The Members shall continue to allocate Profits and Losses and distribute Available Cash and Net Capital Transaction Proceeds during the winding-up period in the same manner and the same priorities as provided for in Articles 4 and 5 hereof. The proceeds from the liquidation of LLC Property shall be applied in the following order:

11.4.1 to the payment of creditors (other than to Members on account of their Capital Contributions or Member Loans), in the order of priority as provided by law;

11.4.2 to the establishment of such Reserves that the Administrative Member reasonably deems necessary, appropriate or desirable for any contingent or unforeseen liabilities, debts or obligations of the LLC and its Subsidiaries arising out of or in connection with the LLC operations; and

11.4.3 to the Members in accordance with the positive balance in their respective Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the LLC’s taxable year during which the liquidation occurs, by the end of such taxable year or, if later, within ninety (90) days after the date of such liquidation, and the distribution provisions in Section 5.1 hereof. For purposes of the application of this Section 11.4.3 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the LLC will be treated as realized and recognized immediately before the date of the distribution.

Where the distribution pursuant to this Section 11.4 consists both of cash (or cash equivalents) and non-cash assets, the cash (or cash equivalents) shall first be distributed, in a descending order, to fully satisfy each category starting with the most preferred category above. In the case of non-cash assets, the distribution values are to be based on the fair market value thereof as determined in good faith by the Administrative Member, and the shortest maturity portion of such non-cash assets (e.g., notes or other indebtedness) shall, to the extent such non-cash assets are readily divisible, be distributed, in a descending order, to fully satisfy each category above, starting with the most preferred category.

ARTICLE 12

INDEMNIFICATION OF THE MEMBERS,

ADMINISTRATIVE MEMBER AND THEIR AFFILIATES

12.1 Indemnification.

12.1.1 The LLC shall indemnify and hold harmless each Member, the Affiliates of each Member (exclusive of Property Manager) and/or their respective members, partners, shareholders, officers, directors, employees, agents and representatives (individually, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or in connection with the Business of the LLC, regardless of whether the Indemnitee continues to be a Member, an Affiliate of a Member or an officer, director, partner, employee, agent or representative of the Member or an Affiliate of the Member at the time any such liability or expense is paid or incurred, if the Indemnitee’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of the express terms of this Agreement.

12.1.2 Each Member shall indemnify and hold harmless the LLC and the other Member from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which the LLC or any other Member may be involved, or threatened to be involved, as a party or otherwise, arising out of or in connection with the fraud, gross negligence, willful misconduct or a material breach of the express terms of this Agreement by such Member.

12.2 Guarantee of LLC Indebtedness; Loan Indemnity. No Member shall enter into (or permit any Person related to the Member to enter into) any arrangement with respect to any liability of the LLC or any Subsidiary that would result in such Member (or a Person related to such Member) under Regulations Section 1.752-4(b) bearing the economic risk of loss (within the meaning of Regulations Section 1.752-2) with respect to such liability unless such arrangement has been consented to and approved by the Members in writing.

12.3 Expenses. Expenses incurred by an Indemnitee or an indemnified Member in defending any claim, demand, action, suit or proceeding subject to Section 12.1 or Section 12.2 shall, from time to time, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking by or on behalf of a creditworthy Person to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 12.1 or Section 12.2.

12.4 Indemnification Rights Non-Exclusive. The indemnification provided by Section 12.1 shall be in addition to any other rights to which those indemnified may be entitled under this Agreement, any other Agreement, as a matter of law or equity or otherwise, both as to action in the Indemnitee’s capacity as a Member, as an Affiliate or as a member, partner, shareholder, officer, director, employee, agent or representative of a Member or an Affiliate of a Member and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors and assigns of the Indemnitee.

12.5 Assets of the LLC. Any indemnification under Section 12.1.1 shall be satisfied solely out of the assets of the LLC. No Member shall be subject to personal liability or required to fund or to cause to be funded any obligation by reason of these indemnification provisions.

ARTICLE 13

BUY/SELL/CONDOR MEMBER OPTION TO PURCHASE

13.1 Exercise of Buy-Sell Rights. From and after (A) in the case of the Condor Member, the third anniversary of the Closing Date, Condor Member, and (B) in the case TWC Member, the fifth anniversary of the Closing Date, TWC Member, shall have the right set forth in this Article 13 (a “Buy-Sell Right”), and may exercise its Buy-Sell Right by giving a Buy-Sell Notice (as defined below) under this Section 13.1; provided, however, that if an Affiliate of TWC Member has been terminated by the LLC or Condor Member as the manager of the Hotel for any reason other than a termination under Section 16.02 of the Property Management Agreement, then TWC Member shall have this right from and after the third anniversary of the Closing Date. However, the TWC Member shall not have the right to exercise the Buy-Sell Right, if the Condor Member has previously exercised its option under Section 13.5 to purchase the Entire LLC Interests of the TWC Member, unless the closing of the acquisition does not occur due to a default of the Condor Member. Notwithstanding anything to the contrary, if either Condor Member or TWC Member exercises its Buy-Sell Right pursuant to this Section 13.1, it must also exercise the buy-sell right set forth in Section 13.1 of the limited liability company agreement of Spring Street Hotel Property II LLC, a Delaware limited liability company. Notwithstanding the foregoing, the Condor Member shall not exercise the Buy-Sell Right, and any attempt to exercise its Buy-Sell Right shall not be effective, unless the Condor Property Owner Parent Member concurrently exercises its buy-sell right under the Property Owner Member Limited Liability Company Agreement, and the TWC Member shall not exercise the Buy-Sell Right, and any attempt to exercise its Buy-Sell Right shall not be effective, unless the TWC Property Owner Parent Member concurrently exercises its buy-sell right under the Property Owner Member Limited Liability Company Agreement.

13.1.1 General Provisions. If any Member elects to trigger its Buy-Sell Right as provided in this Section 13.1, such Member (together with any of its designees, the “Buy-Sell Triggering Member”) may deliver to the other Member (together with any of its designees, the “Buy-Sell Non-Triggering Member”) a Notice (the “Buy-Sell Notice”) stating (i) that the Buy-Sell Triggering Member is exercising its Buy-Sell Right under this Section 13.1, and (ii) that the terms of payment shall be all cash at closing. Within thirty (30) days after delivery of the Buy-Sell Notice, the Condor Member and TWC Member shall each deliver to the other (i) a current broker valuation prepared by a Qualified Broker, containing its determination of the fair market value for the LLC’s leasehold interest in the Property (which includes for purposes of this Article 13, the Business of the LLC) on a going concern basis free and clear of all liabilities secured by or otherwise relating to the leasehold interest in the Property (other than the Loan) (the “Leasehold Valuation”). If the Leasehold Valuations differ, the Condor Member and TWC Member will have fifteen (15) days after delivery of the second Leasehold Valuation to object to the Leasehold Valuation provided by the other Member. If neither Member timely objects to the Leasehold Valuation provided by the other Member, the Leasehold Valuation will be the average of the two (2) Leasehold Valuations. If either or both Members object to the Leasehold Valuation provided by the other Member, and the Condor Member and TWC Member cannot resolve the objection or objections to the Leasehold Valuations within five (5) Business Days after expiration of the fifteen (15) day period, the two Qualified Brokers shall select a third Qualified Broker who shall deliver a Leasehold Valuation to the Members and other Qualifying Brokers, and the Leasehold Valuation to be used in determining the Buy-Out Price and Sell-Out Price shall be the average of the two closest of the three valuations, or if the difference between the highest and lowest valuations and the middle valuation are equal, the middle valuation shall be used as the Leasehold Valuation. When the Leasehold Valuation is determined, the

Approved Accountants shall determine based on such Leasehold Valuation, the amount that would be distributed to each Member hereunder if the leasehold interest in the Property were sold free and clear of all liabilities secured by the leasehold interest in the Property (other than the Loan) at such Leasehold Valuation (excluding and without taking into account customary and reasonable closing costs, including any transfer taxes, sales taxes or any fees required under the Loan Documents), which shall determine the amount for which the Buy-Sell Non-Triggering Member shall either: (a) purchase the Buy-Sell Triggering Member’s Entire LLC Interest (the “Sell-Out Price”) or (b) sell to the Buy-Sell Triggering Member the Buy-Sell Non-Triggering Member’s Entire LLC Interest (the “Buy-Out Price”). Any difference between the Buy-Out Price and the Sell-Out Price shall be based solely on the distributions the Members would be entitled to receive pursuant to Section 11.4 as if the LLC were liquidating or dissolving and the Property was sold free and clear of all liabilities secured by the leasehold interest in the Property (other than the Loan) at a price equal to the Leasehold Valuation. The Buy-Sell Notice shall constitute a demand that the Buy-Sell Non-Triggering Member either: (x) purchase the Buy-Sell Triggering Member’s Entire LLC Interest at the Sell-Out Price or (y) sell to the Buy-Sell Triggering Member the Buy-Sell Non-Triggering Member’s Entire LLC Interest at the Buy-Out Price.

13.1.2 Election to Buy or Sell. Within twenty (20) days after the Leasehold Valuation is determined and the Approved Accountants notify the Member of the Buy-Out Price and Sell-Out Price (the “Buy-Sell Election Period”), the Buy-Sell Non-Triggering Member shall notify the Buy-Sell Triggering Member and the Buy-Sell Escrow Agent in writing of its election to buy or sell (the “Buy-Sell Election Notice”) pursuant to the Buy-Sell Notice, specifying in the Buy-Sell Election Notice the closing date, time, and place for the purchase, which shall not be later than the ninetieth (90th) day after the date of the Buy-Sell Election Notice, and within five (5) business after delivery of the Buy-Sell Election Notice, the buying Member shall deposit in escrow, in an interest-bearing account, with an escrow agent selected by the buying Member, which agent shall be a nationally recognized title insurance company (the “Buy-Sell Escrow Agent”) pursuant to a customary and reasonable escrow Agreement, an amount equal to five percent (5%) of the Buy-Out Price or Sell-Out Price, whichever is applicable (the “Buy-Out Deposit”). If the Buy-Sell Non-Triggering Member elects to sell its Entire LLC Interest or does not deliver a Buy-Sell Election Notice during the Buy-Sell Election Period, the Buy-Sell Triggering Member is obligated to buy the Entire LLC Interest of the Buy-Sell Non-Triggering Member and shall within five (5) Business Days after date of delivery of the Buy-Sell Election Notice or if none, five (5) Business Days after expiration of the Buy-Sell Election Period, deliver notice to the Non-Triggering Member specify the closing date, time, and place for the purchase of all of the Buy-Sell Non-Triggering Member’s Entire LLC Interest, which closing date shall be at any time in the ninety (90) day period subsequent to the Buy-Sell Non-Triggering Member’s election to sell its Entire LLC Interest or the expiration of the Buy-Sell Election Period and deliver the Buy-Out Deposit to the Buy-Sell Escrow Agent selected by it pursuant to a customary and reasonable escrow agreement.

13.1.3 Purchase and Sale Agreement. The buying Member shall be obligated to purchase and the selling Member shall obligated to sell the selling Member’s Entire Membership Interest for the Buy-Out Price or Sell-Out Price and on the other terms in the Buy-Sell Election Notice.

13.1.4 Failure to Close. If the selling Member shall be ready, willing and able to close in accordance with the provisions of this Article 13 and the purchasing Member shall default in its obligation to close under the provisions in this Section 13.1, the selling Member may, in addition to the other rights hereunder, retain the Buy-Out Deposit or Sell-Out Deposit, as applicable, (together with any interest accrued thereon) as liquidated damages or may elect to become the purchasing Member while retaining the right to the amount deposited in escrow (in which case the new purchasing Member shall notify the defaulting Member of the closing date, time, and place for the purchase of the defaulting Member’s Entire LLC Interest on the same terms as if the defaulting Member had elected to its sell its Entire LLC Interest pursuant to a Buy-Sell Notice, except that the new purchasing Member will not be required to deposit any amounts in escrow and the provisions of this Article 13 shall be deemed amended to reflect the foregoing). If the purchasing Member shall be ready, willing and able to close in accordance with the provisions of this Article 13 and the selling Member shall default on its obligation to close under the provisions in this Section 13.1, the purchasing Member may sue for specific performance (together with enforcement costs) only. Notwithstanding anything to the contrary contained herein, any such defaulting party shall no longer have the right to deliver a Buy-Sell Notice or initiate the transactions contemplated by this Article 13.

13.1.5 Intentionally Omitted.

13.2 Effect of No Election. If the Buy-Sell Non-Triggering Member fails or refuses to make any election pursuant to the Buy-Sell Notice within the Buy-Sell Election Period, such failure or refusal to provide the Buy-Sell Election Notice in a timely fashion shall be deemed an election to sell. If any buying Member fails to post the required Buy-Out Deposit, as applicable, within five (5) Business Days after delivery of its Buy-Sell Election Notice, such failure shall cause such notice to not be valid.

13.3 Payment of Purchase Price. Any closing for the purchase and sale of a Member’s Entire LLC Interest pursuant to this Article 13 shall be conducted in accordance with the terms and conditions described in this Article 13, all amounts deposited in escrow and the interest thereon pursuant to this Article 13 (and not returned hereunder) shall be applied to the purchase price at such closing and the remainder of the purchase price shall be paid in cash by wire transfer in immediately available funds.

13.4 Closing. At the closing (the “Buy-Sell Closing”) of a sale and purchase of a Member’s Entire LLC Interest pursuant to this Article 13, the following transactions shall occur:

13.4.1 the purchasing Member shall pay or cause to be paid (or tender) to the selling Member the applicable purchase price (minus the Buy-Out Deposit or Sell-Out Deposit, as applicable, together with any interest accrued thereon, and as adjusted by the credits and apportionments herein set forth) for the Entire LLC Interest being purchased;

13.4.2 the purchasing Member shall cause the LLC to pay all transfer taxes, filing fees, and any fees required under the Loan Documents due and payable in connection with the sale and purchase of the Entire LLC Interest to be paid and furnish the Members with satisfactory proof of such payment;

13.4.3 the Buy-Out Price or Sell-Out Price, whichever is applicable, shall be adjusted to reflect the aggregate amount of all Capital Contributions, distributions and Member Loans made or re-paid by or to the Members in the period between the date of the Buy-Sell Notice and the Buy-Sell Closing, as applicable, by performing the calculation set forth in Section 13.1.1 accounting for such adjusted circumstances, provided that the Leasehold Valuation used in such calculation shall be increased by the aggregate amount of Capital Contributions made by the Members and decreased by the aggregate amount of any distributions to the Members;

13.4.4 upon receipt (or tender) of the Buy-Out Price or Sell-Out Price, whichever is applicable, the Entire LLC Interest of the selling Member shall be deemed transferred and the selling Member shall convey and assign by assignment to the purchasing Member (or its designee) the Entire LLC Interest of the selling Member, free and clear of all liens, claims and encumbrances (other than any lien, claim, or encumbrance that is expressly permitted by the purchasing Member), the purchasing Member shall execute and deliver an assumption Agreement by which it assumes the obligations of the selling Member as a Member under this Agreement accruing from and after the date of the sale of such Interest to the purchasing Member, and shall deliver or tender to the selling Member an Agreement pursuant to which the purchasing Member Agrees to protect, indemnify, and hold harmless the selling Member from and against all losses, costs (including reasonable attorneys’ fees and costs of litigation), expenses, liabilities, and obligations which are attributable to the selling Member’s Entire LLC Interest accruing from and after the date of the Buy-Sell Closing;

13.4.5 the selling Member agrees and shall be obligated to protect, indemnify, and hold harmless the purchasing Member from and against all losses, costs (including reasonable attorneys’ fees and costs of litigation), expenses, liabilities and obligations which are attributable to the selling Member’s Entire LLC Interest prior to the date of the Buy-Sell Closing, and the selling Member shall execute and deliver to the purchasing Member all documents which may be reasonably requested by the purchasing Member to confirm and evidence the sale and purchase of such Interest;

13.4.6 the purchasing Member shall use commercially reasonable efforts to cause the holder of any financing secured by or otherwise relating to the LLC, any Subsidiary or the Property to release the selling Member and any of the selling Member’s respective Affiliates (other than the LLC or any Subsidiary), as applicable, from any guaranties, indemnities or liabilities for which such party would otherwise be personally liable to the extent that such liabilities first accrue from and after the date of the Buy-Sell Closing (or, after using such commercially reasonable efforts, if unable to obtain said release, shall cause a creditworthy affiliate of the purchasing Member that is reasonably acceptable to the selling Member to indemnify the selling Member and its Affiliates for all such liabilities first accruing from and after the date of the Buy-Sell Closing) unless the underlying financing to which such liabilities relate are indefeasibly repaid in full or otherwise satisfied in full by the purchasing Member or any of its Affiliates on or prior to the closing of the purchase and sale of the selling Member’s Entire LLC Interest in accordance herewith; and

13.4.7 The Members shall execute all amendments to fictitious name, partnership or similar certificates necessary to reflect the withdrawal of the selling Member from the LLC, the admission of any new Member to the LLC, if applicable, the termination of the LLC, or as may otherwise be required by law.

13.4.8 The buying Member shall be required to either cause any guarantor of selling member to be released from any guarantees under any financing or franchise license, or if not able to do so shall provide a guaranty from a credit entity reasonably acceptable to selling member from and against any liability under any such guarantee(s).

13.5 Condor Member Option to Purchase

13.5.1 Grant of Option. The TWC Member grants to the Condor Member an option (“Option”) to purchase its Entire Membership Interest (the “Optioned Interest”), exercisable solely during the period commencing on the third (3rd) anniversary of the Closing Date and ending on the fifth (5th) anniversary of the Closing Date; provided, however, that if Condor Member exercises the Option pursuant to this Section 13.5.1, Condor Member must also exercise the option set forth in Section 13.5.1 of the limited liability company agreement of Spring Street Hotel Property II LLC, a Delaware limited liability company.

13.5.2 Establishment of Purchase Price; Exercise of Option.

(a) If the Condor Member exercises the Option and the Net Operating Income for the twelve (12) full calendar months immediately prior to the date of exercise is less than Three Million Eight Hundred Seventy-Five Thousand Dollars ($3,875,000.00), the Leasehold Valuation to be used in determining the purchase price of the Optioned Interest shall be Two Million Nine Hundred Thirty-Nine Thousand Five Hundred Twenty Dollars ($2,939,520.00). The Approved Accountants shall determine based on such Leasehold Valuation, the amount that would be distributed to the TWC Member as of the date of exercise of the Option, if the

Property were sold on such date free and clear of all liabilities secured by the Property at such Leasehold Valuation (excluding and without taking into account customary and reasonable closing costs, including any transfer taxes, sales taxes or any fees required under the Loan Documents), and the amount so determined shall be the purchase price of the Optioned Interest.

(b) If the Net Operating Income for the twelve (12) full calendar months immediately prior to the date of delivery of Condor’s notice of intent to exercise described below will be equal to or greater than Three Million Eight Hundred Seventy-Five Thousand Dollars ($3,875,000.00), and Condor Member desires to exercise the Option, it shall deliver to the TWC Member a notice of its intent to exercise the Option and include with its notice of intent a Leasehold Valuation. The TWC Member shall have thirty (30) days after receipt of the notice of intent and Leasehold Valuation to deliver notice to the Condor Member objecting to the Leasehold Valuation and providing a Leasehold Valuation on a going concern value basis from a Qualified Broker. If the TWC Member does not timely object to the Leasehold Valuation and provide the alternative Leasehold Valuation from a Qualified Broker, then the Leasehold Valuation delivered by the Condor Member shall be used to determine the purchase price. If the TWC Member timely objects to the Leasehold Valuation and provide the second Leasehold Valuation, the Leasehold Valuation to be used to set the purchase price shall be determined in accordance with the methodology involving the valuation by a third Qualified Broker, which is set forth in Section 13.1.1. Once the Leasehold Valuation has been established, the Approved Accountants shall determine based on such Leasehold Valuation, the amount that would be distributed to the TWC Member as of the date of exercise of the Option, if the leasehold interest in the Property were sold on such date free and clear of all liabilities secured by the leasehold interest in the Property (other than the Loan) at such Leasehold Valuation (excluding and without taking into account customary and reasonable closing costs, including any transfer taxes, sales taxes or any fees required under the Loan Documents), and the amount so determined, together with the TWC OpCo Shortfall to be paid by Condor Member to TWC Member, shall be the purchase price. It is the intent of the Members that the TWC OpCo Shortfall shall be paid to the TWC Member as a portion of the purchase price and in addition to amounts distributed to TWC Member pursuant to Section 5.1.2 based upon the Leasehold Valuation. The Condor Member shall have a period of thirty (30) days after the purchase price is established, whether by agreement of the Members or by notice from the Approved Accountants, to exercise the Option by delivering notice of exercise to the TWC Member, stating the closing date, time, and place for the purchase of the Optioned Interest, which closing date shall be at any time in the ninety (90) day period subsequent to the date of delivery of the Option exercise notice, and delivering an amount equal to five percent (5%) of the purchase price (the “Option Deposit”) to the Buy-Sell Escrow Agent. If the Condor Member does not elect to exercise the Option within the 30 day period, the Option shall remain in effect, but in order to exercise it, the Condor Member will have to give a new notice of intent accompanied by a current Leasehold Valuation, if the purchase price will be determined under this Section 13.5.2(b).

13.5.3 Closing. If the Condor Member timely and effectively exercises the Option, Section 13.3 and 13.4 shall be applicable to, and govern, the closing of the purchase and sale.

13.5.4 Failure to Close. If the TWC Member, as the selling Member, shall be ready, willing and able to close in accordance with Section 13.5.3 and the Condor Member shall default in its obligation to close, the selling Member may, in addition to the other rights hereunder, retain the Option Deposit (together with any interest accrued thereon) as liquidated damages. If the Condor Member shall be ready, willing and able to close in accordance with Section 13.5.3 and the selling Member shall default on their obligation to close, the Condor Member may sue for specific performance (together with enforcement costs) only. Notwithstanding anything to the contrary contained herein, if the Condor Member defaults on its obligation to close, the Option shall terminate.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1 Representations and Covenants by the Members. Each Member, only on its own behalf, represents, warrants, covenants, acknowledges and agrees for the benefit of the other Member, that:

14.1.1 Due Formation; Valid Existence; Authority. Such Member (a) is a limited liability company duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation, (b) has the requisite limited liability power, as applicable, and authority to enter into this Agreement, to acquire and hold its LLC Interest and to perform its obligations hereunder, (c) has the authority to execute, deliver and perform under this Agreement, and (d) has obtained any consent, approval, authorization or order of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.

14.1.2 No Conflict. Such Member’s execution and delivery of this Agreement and its performance of its obligations hereunder will not (a) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions or, any other Agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (b) conflict with or violate any of the provisions of its organizational documents, or (c) violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or officials.

14.1.3 No Litigation. There is no action, suit or proceeding pending against such Member, or, to the best of its knowledge, threatened against such Member in any court or by or before any other governmental agency or instrumentality that would prohibit its entry into or performance of its obligations hereunder.

14.1.4 Binding Agreement; Enforceability. This Agreement is a binding Agreement on the part of such Member enforceable in accordance with its terms against such Member.

14.1.5 Experience. Prior to the execution hereof, such Member has been advised to and has engaged its own counsel (whether in-house or external) and any other advisers it deems necessary and appropriate regarding all legal, tax and financial matters concerning an investment in the LLC and the tax consequences of participating in the LLC, and has done so, to the extent it considers necessary. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for the other Member or to create an attorney-client relationship between a Member and counsel for the other Member.

14.1.6 Investment Risk. Such Member acknowledges and agrees that the LLC Interest is a speculative investment, which involves a substantial degree of risk of loss by it of its entire investment in the LLC, and that it understands and takes full cognizance of the risk factors related to purchase of the LLC Interest, including that the LLC is newly organized and has no financial or operating history. Such Member is financially able to bear the economic risk of its investment in its LLC Interest, including the total loss thereof.

14.1.7 Investment Intent. The LLC Interests have not been registered and will not be registered under the Securities Act, the securities laws of any state or territory of the United States, or applicable laws of any foreign jurisdiction.

14.1.8 No Registration of Interest. The issuance of the LLC Interests is being made privately by the LLC pursuant to the private placement exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder. Such Member understands that the LLC will not register as an investment company under the Investment Company Act of 1940, as amended, in reliance upon an exemption from registration thereunder in Section 3(c)(7) thereof, and that for purposes of the provisions of Section 3(c)(7) thereof, the LLC does not presently propose to make a public offering of its securities within the United States.

14.1.9 Restrictions on Transferability. Such Member acknowledges that there are substantial restrictions on the transferability of the LLC Interest pursuant to this Agreement, that there is no public market for the Interest and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the LLC.

14.1.10 No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article 8 of this Agreement, such Member will not make a Transfer of all or any part of the LLC Interest or any direct or indirect ownership interest in it which will result in the violation by it or the LLC of the Securities Act or any other applicable securities laws.

14.1.11 No Representations by LLC. No Person has at any time expressly or impliedly represented, guaranteed, or warranted to it that (a) it may freely transfer the LLC Interest, (b) a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the LLC Interest, (c) past performance or experience on the part of the Members represented in the LLC or their respective Affiliates in any way indicates a predictable result from the ownership of the LLC Interest or of the overall LLC business or that of its Subsidiaries, (d) any cash distributions from LLC operations or otherwise will be made to the Members represented by any specific date or will be made at all, or (e) any specific tax benefits will accrue as a result of an investment in the LLC.

14.1.12 Accredited Investor Status. Such Member is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D and it represents that it is an “accredited investor” within the meaning of such rule.

14.1.13 Tax Consequences. The tax consequences of such Member’s investment in the LLC will depend on its particular circumstances, and neither the LLC, the Subsidiaries, the Members, their Affiliates nor any of their respective members, partners, shareholders, officers, directors, employees, agents, representatives, consultants, fiduciaries and trustees will be responsible or liable for the legal, tax or financial consequences to it of an investment in the LLC. Such Member will look solely to, and rely upon, its own advisers with respect to the tax consequences of this investment.

14.1.14 OFAC. (a) Each Person directly or indirectly owning a ten percent (10%) or greater interest in such Member is not a Prohibited Person and (b) such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing remains true and correct at all times. This Section 14.1.14 shall not apply to any Person to the extent that such Person’s interest in the Member is through either (x) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly owned subsidiary of such a Person or (y) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

14.1.15 Patriot Act. Such Member is in compliance with all OFAC/Patriot Act Laws and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

14.1.16 U.S. Person. Such Member is a “United States person” as defined in Section 7701(a)(30) and is not a “grantor trust” within the meaning of Section 671-679 of the Code, unless the U.S. federal tax owner of such grantor trust’s assets is (and will be) a “United States person”.

14.1.17 ERISA. Such Member is not a “benefit plan investor” (within the meaning of the Plan Asset Regulation).

14.1.18 Control. TWC Member is controlled by TWC Principal, the majority owner of both TWC Member.

Each Member covenants, on its own behalf, that the foregoing representations and warranties will be true, correct and complete at all times during the term of the LLC (and, if the LLC is dissolved prior to the disposition of all of its assets, then until such later time as such disposition has occurred).

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart. To facilitate execution of this Agreement, the parties may execute and exchange by email in PDF format counterparts of the signature pages, which shall be deemed an original.

15.2 Survival of Rights. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise expressly provided in this Agreement, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

15.3 Severability. In the event any Section, or any sentence within any Section, is declared by a court of competent jurisdiction to be void or unenforceable, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

15.4 Notification or Notices. In order to be effective, all notifications or notices, consents, approvals and disapprovals required or permitted by this Agreement to be given (each, a “Notice”, and collectively, the “Notices”) must be in writing and (a) delivered by nationally recognized overnight delivery service, (b) placed in the United States mail, registered with return receipt requested, properly addressed and with the full postage prepaid, (c) personally delivered or (d) electronic email transmission (including via .pdf files), with confirmation of delivery to recipient’s email address (such as an Outlook delivery receipt). Notices shall be deemed received and effective (i) if sent as described in subdivisions (a) or (c), on the date actually received or the date delivery is refused, (ii) if sent as described in subdivision (b) above, two (2) Business Days after being mailed as aforesaid, and (iii) if sent as described in subdivision (d) above, upon confirmation of receipt delivery to recipient’s email address (such as an Outlook delivery receipt). Notices must be addressed in each case, as follows:

If to the TWC Member, to:

c/o Three Wall Capital, LLC

40 West 57th Street

29th Floor

New York, New York 10019

Attention: Alan Kanders

Email: akanders@threewallcapital.com

With a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attention: Paul M. Shapses

Email: pshapses@herrick.com

If to the Condor Member, to:

c/o Condor Hospitality Trust, Inc.

14800 Montgomery Lane, Suite 220

Bethesda, MD 20814

Attn: Jonathan Gantt, Senior Vice President, Chief Financial Officer

Email: jganntt@trustcondor.com

With a copy to:

Jeffer Mangels Butler & Mitchell LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, California 90067-4308

Attention: Jeffrey E. Steiner

Email: js@jmbm.com

Notices shall be valid only if served in the manner provided above. Each party will be entitled to change its address for purposes of notice in writing, communicated in the manner in accordance with the provisions of this Section 15.4.

15.5 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the Members.

15.6 Section Headings. The captions of the Certificate of Formation or Sections in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting the Agreement.

15.7 Governing Law. This Agreement shall be construed according to the internal laws, and not the laws pertaining to choice or conflict of laws (to the extent they would permit the application of the laws of any other jurisdiction), of the State of New York.

15.8 Further Actions. Each of the Members agrees to execute, acknowledge and deliver such additional documents, and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent of the Agreement, and every Agreement or document relating hereto, or entered into in connection herewith.

15.9 Dispute Resolution.

15.9.1 Arbitration. Arbitration administered by JAMS shall be the exclusive method for resolution of any claims or disputes arising in connection with this Agreement, and the determination of the arbitrators shall be final and binding (except to the extent there exist grounds for vacating an award under applicable arbitration statutes and/or decisional precedents) on the Members. The parties agree that judgment on the determination and award of such arbitrators may be entered in any court having jurisdiction. Each party shall bear its own costs in any arbitration.

15.9.2 Process. The number of arbitrators shall be three (3), each of whom shall be disinterested in the dispute or controversy and shall be impartial with respect to all parties hereto. With respect to any claim or dispute arising in connection with this Agreement, each Member shall appoint one arbitrator within ten (10) business days of Notice from the other that arbitration is requested. The third arbitrator shall be appointed by the two (2) initial arbitrators within ten (10) business days of appointment of the two (2) initial arbitrators.

15.9.3 Venue. The place of arbitration shall be the Borough of Manhattan, City of New York. To the extent that an issue is not expressly addressed in this Agreement, the arbitrators shall resolve such dispute or controversy in accordance with good commercial practice. The arbitrators shall decide such dispute in accordance with the law of the State of New York. The arbitrators shall decide such dispute within forty-five (45) days of selection of the third arbitrator. They shall apply the commercial arbitration rules of the American Arbitration Association.

15.9.4 Waiver of Jury Trial. By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such claim. This waiver of jury trial shall remain in effect even if the class action waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

15.10 Third Party Beneficiaries. Except as expressly provided herein or in the Act (including Indemnitees entitled to the benefits of Section 12.1), this Agreement is for the sole benefit of the Members and their respective permitted successors and assignees, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any person or party other than the Members and their permitted successors and assigns.

15.11 Partition. The Members agree that the LLC may own or have an interest in the LLC Property that is not suitable for partition. Each of the Members hereby irrevocably, waives any and all rights that it may have to maintain any action for partition of any LLC Property in which the LLC may at any time have an interest.

15.12 Entire Agreement. This Agreement and the Certificate of Formation constitute the entire Agreement of the Members with respect to, and supersedes all prior written and oral Agreements, understandings and negotiations with respect to, the subject matter hereof.

15.13 Amendments. The terms and provisions of this Agreement may only be modified or amended by a written Agreement executed by the Members.

15.14 Waiver. No failure by any party to insist upon the strict performance of any covenant duty, Agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, Agreement or condition.

15.15 Attorneys’ Fees. Except as otherwise provided herein, in the event of any litigation, arbitration or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation, arbitration or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorney fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit or arbitration procedure on this Agreement shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys’ fees provision is separate and several and shall survive the merger of the Agreement into any judgment.

15.16 Confidentiality.

15.16.1 Each Member Agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Property or the business of the LLC or any Subsidiary (collectively, “Confidential Information”); provided that such disclosure may be made (a) to any Person who is a member, partner, officer, investor, director or employee, directly or indirectly, of such Member or counsel to, or accountants of, such Member solely for their use and on a need-to-know basis; provided that such Persons are notified of the Member’s confidentiality obligations hereunder, (b) the Franchisor, (c) the Property Manager, (d) with the prior consent of the other Member, (e) subject to the next paragraph, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (f) to any lender providing financing to the LLC and its Subsidiaries, (g) in connection with the sale of all or any portion of the Property, assets of the LLC or the Members’ LLC Interests, to any bona fide potential buyers, or (h) to any governmental or regulatory authority, body or agency pursuant to applicable laws, rules or regulations as reasonably determined by such Member.

15.16.2 In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order or examination, such Member shall to the extent legally practicable (a) promptly notify the other Member, (b) consult with the other Member on the advisability of taking steps to resist or narrow such request, and (c) if disclosure is required or deemed advisable, cooperate with any of the other Member in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

15.16.3 No Member shall issue or publish any press release, tombstone or other public communication about the formation or existence of the LLC or any Subsidiary without the approval of the other Member.

15.17 Brokers. Each Member (a) represents and warrants to the other Member that neither it nor its Affiliates have dealt with any brokers of any type, investment bankers, consultants or other third parties, who are entitled to receive a commission or other compensation in connection with the (i) acquisition of the Property, (ii) obtaining the initial Loan (other than as may be privately agreed to by

TWC Member or TWC Principal and not an LLC obligation or Condor Member obligation), (iii) entering into of the Operating Agreement or (iv) forming and capitalizing the LLC (including obtaining or arranging the Capital Contributions) or the negotiation or completion of this Agreement, which shall be compensated by the LLC pursuant to a separate Agreement, and (b) agrees to indemnify, defend and hold the LLC, its Subsidiaries and the other Member harmless from and against any actual losses for or relating to any claims for commissions or any other fees due in connection with the transactions described in this Agreement, and arising or resulting from the actions of such Member or the Affiliates of any of them. In the event of a breach of this Section 15.17, any amounts paid to cure such breach by the breaching party shall not constitute Capital Contributions, Member Loans or loans to the LLC or any Member and shall not increase the Capital Account of such Member. The terms of this Section 15.17 shall survive the termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TWC MEMBER

TWC SPRING OPCO LLC, a Delaware limited liability company

By:	TWC Spring Street Hotel GP LLC, its Managing Member

	By:	/s/ Alan Kanders
Alan Kanders, Manager

CONDOR MEMBER

TRS LEASING, INC., a Virginia corporation

By:	/s/ Jonathan J. Gantt
Name: Jonathan J. Gantt
Title: Senior Vice President & Chief Financial Officer

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EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

All that tract or parcel of land lying and being in Land Lot 78 of the 14th District of Fulton County, Georgia containing 3.124 acres (136,108 sq. ft.) and being more particularly described as follows:

BEGINNING at 1/2" rebar found located at the corner formed by the intersection of the southern right-of-way line of Simpson Street with the western right-of-way line of Spring Street (59 foot, right-of-way); thence South 00'57'30" West along the western right-of-way line of Spring Street, 335.58 feet to a 1/2" iron pin placed at the corner formed by the intersection of the westerly right-of-way line of Spring Street with the northern right-of-way line of Baker Street (60 foot right-of-way); thence North 89'30'30" West along the northern right-of-way line of Baker Street, 388.90 feet to a 1/2" iron pin placed; thence North 44'58'12" West, 21.39 feet to a 1/2" iron pin placed on the eastern right-of-way of Williams Street (60 foot right-of-way); thence running along the eastern right-of-way line of Williams Street the following courses and distances: North 00'19'30" East, 119.01 feet to a point; North 00'29'41" East, 33.93 feet to a point, North 00'46'30" East, a distance of 158.41 feet to a 1/2" iron pin placed on the curve at the intersection of Williams Street and Simpson Street; thence in a northeasterly direction along the curve of the street line of said intersection, which is along a curve to the right, an arc distance of 19.52 feet (the radius of which is 25 feet and the chord of which is North 58'33'12" East, a distance of 19.03 feet) to a 1/2" iron pin placed on the southern right-of-way line of Simpson Street; thence South 89'23'00" East along the southern right-of-way of Simpson Street, 390.30 feet to the POINT OF BEGINNING.

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EXHIBIT B

DUE DILIGENCE EXPENSES

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EXHIBIT C

CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS

Members	Initial Capital Contributions	Percentage Interest
TWC Member	$225,808.63	20%
Condor Member	$903,234.47	80%
Totals:	$1,129,043.10	100%

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EXHIBIT D

APPROVED BUSINESS PLAN AND APPROVED BUDGET

The Approved Budget for the remainder of the Fiscal Year 2016 is attached. The Members waive the requirement of an Approved Business Plan covering the remainder of the Fiscal Year 2016. The first Business Plan will be for the Fiscal Year 2017. The Approved Business Plans will be in the form approved by the Condor Member for the annual plans under the Hotel Management Agreement.

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EXHIBIT E

FORM OF REIMBURSEMENT AGREEMENT

The form of the Reimbursement Agreement for the Loan Guarantees is attached. The form of the Reimbursement Agreement for the Franchise Agreement Guarantees will be based upon the form of the Reimbursement Agreement for the Loan Guarantees.

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EXHIBIT F

FORM OF PROPERTY MANAGEMENT AGREEMENT

ATTACHED

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EXHIBIT G

REPORTING REQUIREMENTS

The monthly reporting requirements set forth in the Loan Agreement, Management Agreement, and Franchise Agreement.

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